As filed with the Securities and Exchange Commission on April 25, 2013

Registration No. 333-187693

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EMPIRE RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5810 (Primary Standard Industrial Classification Code Number)	13-3714474 (I.R.S. Employer Identification Number)

c/o Monticello Casino and Raceway

204 State Route 17B, P.O. Box 5013

Monticello, New York 12701

(845) 807-0001

(Address, including zip code and telephone number, including area code,

of registrant’s principal executive offices)

Joseph A. D’Amato

Chief Executive Officer

Empire Resorts, Inc.

c/o Monticello Casino and Raceway

204 State Route 17B, P.O. Box 5013

Monticello, New York 12701

(845) 807-0001

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Douglas S. Ellenoff, Esq.

Ellenoff Grossman & Schole LLP

150 East 42nd Street

New York, New York 10017

(212) 370-1300

Facsimile (212) 370-7889

As soon as practicable after the effective date of this registration statement

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer box	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Subscription Rights, each to purchase one share of our common stock, $0.01 par value per share(1)	—	—	—	— (2)
Common Stock, $0.01 par value per share, underlying the Subscription Rights	6,032,153	$11,401,372.39	$1.8901	$1,555.15 (3)
Total	—	$11,401,372.39	$1.8901	$1,555.15(4)

(1)	This registration statement relates to the subscription rights to purchase shares of our common stock, and shares of our common stock deliverable upon the exercise of the subscription rights.

(2)	The subscription rights are being issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the subscription rights being offered hereby since the subscription rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

(3)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum offering price.

(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

(Subject to completion, dated April 25, 2013)

6,032,153 SHARES OF COMMON STOCK OF EMPIRE RESORTS, INC.

ISSUABLE UPON EXERCISE OF SUBSCRIPTION RIGHTS

Empire Resorts, Inc. is granting at no charge to the holders of our common stock, par value $0.01 per share, and Series B Preferred Stock, par value $0.01 per share, non-transferable subscription rights to purchase one share of our common stock at a subscription price of $1.8901 per share. Each holder will receive one subscription right for each five shares of common stock owned, or into which the Series B Preferred Stock was convertible, on April 8, 2013. Each subscription right will entitle its holder to purchase one share of our common stock at the subscription price.

The purpose of this rights offering is to raise equity capital in a cost-effective manner that allows current holders to participate. The net proceeds will be used to fund the expenses of our new development project, which may include permitting, infrastructure and shared master planning costs and expenses, and for general working capital purposes. See “Use of Proceeds.” We expect the total gross proceeds of this rights offering to be approximately $11,400,000 assuming full participation.

We have entered into a standby purchase agreement with Kien Huat Realty III Limited (“Kien Huat”), our largest stockholder, whereby Kien Huat has agreed to exercise in full its basic subscription rights within ten (10) days of its grant with a closing proximate thereto. In addition, Kien Huat agreed it would exercise all rights not otherwise exercised by the other holders in the rights offering to acquire up to one share less than 20% of the Company’s issued and outstanding common stock prior to the commencement of this rights offering, which we refer to as the standby purchase, upon the same terms as the other holders. We will pay Kien Huat a fee of $40,000 for the shares purchased by Kien Huat in excess of its basic subscription right pursuant to the standby purchase agreement and reimburse Kien Huat for its expenses related to the standby purchase agreement in an amount not to exceed $40,000. Consummation of the standby purchase by Kien Huat is subject to usual and customary closing conditions. Kien Huat owns approximately 60.7% (18,254,246 total shares) (excluding option matching rights and a convertible note held by Kien Huat) of our outstanding shares of common stock as of the date hereof.

The subscription rights will be granted and exercisable beginning on or about                     , 2013. The subscription rights will expire and will have no value if they are not exercised prior to 5:00 p.m., New York City time, on                     , 2013, the expiration date of this rights offering. Subscription rights shall be irrevocable once they are exercised. You should carefully consider whether or not to exercise your subscription rights before the expiration date. We reserve the right to cancel the rights offering at any time before the expiration of the rights offering, for any reason. In the event the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly, without interest, and the sale to the Standby Purchaser will not be completed. Continental Stock Transfer & Trust Company will serve as the subscription agent in the rights offering.

There is no minimum number of shares that we must sell in order to complete the rights offering. If you exercise your basic subscription rights in full, you may also exercise an oversubscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to availability and allocation of shares among persons exercising this oversubscription right. Holders who do not participate in the rights offering will continue to own the same number of shares. Holders who do not subscribe for the greatest number of shares permitted in the rights offering will own a smaller percentage of the total shares of common stock outstanding if and to the extent other holders fully exercise their basic and oversubscription rights. Rights that are not exercised by the expiration date will expire and have no value. The subscription rights may not be sold or transferred except to affiliates of the recipient and to the estate of the recipient upon their death.

Our principal executive office is located at Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, New York 12701. Our telephone number at that address is (845) 807-0001. Our website is located at www.empireresorts.com. Our common stock is listed on the Nasdaq Global Market under the symbol “NYNY.” On             , 2013, the closing price of our common stock as reported on the Nasdaq Global Market was $         per share.

	PER SHARE(1)	AGGREGATE(2)
Subscription Price	$1.8901	$11,401,372.39
Estimated Expenses	$0.0498	$300,000.00

Net Proceeds to Empire Resorts	$1.8403	$11,101,372.39

(1)	The estimated per share expense calculations below is an approximation.
(2)	Includes rights relating to the shares of our common stock beneficially owned by Kien Huat on the date hereof.

Investing in our common stock involves significant risks. You should carefully consider the risk factors beginning on page 18 of this prospectus before exercising your rights.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                             , 2013.

i

ABOUT THIS PROSPECTUS

As permitted under the rules of the Securities and Exchange Commission (the “Commission”), this prospectus incorporates important business information about us that is contained in documents that we have previously filed with the Commission but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Commission at www.sec.gov, as well as other sources. You may also obtain copies of the incorporated documents, without charge, upon written or oral request to the office of our Secretary, Empire Resorts, Inc. c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, New York 12701. See “Information Incorporated By Reference.”

You should rely only on the information contained in this prospectus or any free writing prospectus we may authorize to be delivered to you. We have not, and have not authorized anyone else, to provide you with different or additional information. We are not making an offer of securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus regardless of its time of delivery, and you should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

As used in this prospectus, “Empire Resorts,” “Company,” “we,” “our” and “us” refer to Empire Resorts, Inc., unless stated otherwise or the context requires otherwise.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Throughout this prospectus and the documents incorporated by reference in this prospectus we make “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include the words “may,” “would,” “could,” “likely,” “estimate,” “intend,” “plan,” “continue,” “believe,” “expect” or “anticipate” and similar words as well as our development and expansion plans, objectives or expectations and our liquidity projections. These forward-looking statements generally relate to our plans, objectives, prospects and expectations for future operations and results and are based upon what we consider to be reasonable future estimates. Although we believe that our plans, objectives, prospects and expectations reflected in, or suggested by, such forward-looking statements are reasonable at the present time, we may not achieve or we may modify them from time to time. Furthermore, there is no assurance that any positive trends suggested or referred to in such statements will continue. You should read this prospectus thoroughly with the understanding that actual future results, performance or achievements may be materially different from those expressed or implied by these forward-looking statements as a result of future developments, including the factors described in the “Risk Factors” section of this prospectus and the section of our Annual Report on Form 10–K for the year ended

December 31, 2012 captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We do not plan to update forward-looking statements even though our situation or plans may change in the future, unless applicable law requires us to do so.

PROSPECTUS SUMMARY

The following summary provides an overview of certain information about us and this offering and may not contain all the information that is important to you. This summary is qualified in its entirety by, and should be read together with, the information contained in other parts of this prospectus and the documents we incorporate by reference. You should read this entire prospectus and the documents that we incorporate by reference carefully before making a decision about whether to invest in our securities.

Our Company

Empire Resorts, Inc. (“Empire,” the “Company,” “us,” “our” or “we”) was organized as a Delaware corporation on March 19, 1993, and since that time has served as a holding company for various subsidiaries engaged in the hospitality and gaming industries.

Through our wholly owned subsidiary, Monticello Raceway Management, Inc. (“MRMI”), we currently own and operate Monticello Casino and Raceway, a 45,000 square foot video gaming machine (“VGM”) and harness horseracing facility located in Monticello, New York, 90 miles northwest of New York City. Monticello Casino and Raceway operates 1,110 VGMs, which includes 1,090 video lottery terminals (“VLTs”) and 20 electronic table game positions (“ETGs”). VGMs are similar to slot machines, but they are connected to a central system and report financial information to the central system. We also generate racing revenues through pari-mutuel wagering on the running of live harness horse races, the import simulcasting of harness and thoroughbred horse races from racetracks across the country and internationally, and the export simulcasting of our races to offsite pari-mutuel wagering facilities.

Our common stock is traded in the Nasdaq Global Market under the symbol “NYNY.”

Our principal executive office is located at Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, New York 12701. Our telephone number at that address is (845) 807-0001. Our website is located at www.empireresorts.com. Information contained on our website does not constitute a part of this prospectus.

The Rights Offering

Rights Granted	We will grant to each holder of record of our common stock and Series B Preferred Stock on April 8, 2013, the record date, at no charge, one non-transferable subscription right for each five shares of our common stock then owned or into which our Series B Preferred Stock was convertible on the record date. The rights will be evidenced by non-transferable subscription rights certificates. As of the date hereof, an aggregate of 30,148,817 shares of our common stock were outstanding and our Series B Preferred Stock was convertible into 11,950 shares of common stock. If and to the extent that our stockholders exercise their right to purchase our common stock, we will issue up to 6,032,153 shares and receive gross proceeds of up to approximately $11,400,000 in the rights offering. In that case, we will have approximately 36,180,970 shares of common stock outstanding after the rights offering (which amount does not include 11,950 shares of our common stock issuable upon conversion of our Series B Preferred Stock).

Basic Subscription Rights	Each subscription right entitles the holder to purchase one share of our common stock for $1.8901 per share, the subscription price, which shall be paid in cash. After the expiration date, the subscription rights will expire and will have no value. We will not issue fractional shares, but rather will round down the aggregate number of shares you are entitled to receive to the nearest whole share.

Oversubscription Rights

If you fully exercise your basic subscription right and other holders of subscription rights do not fully exercise their basic subscription rights, the oversubscription right entitles you to purchase additional shares of our common stock up to the number of shares you purchased under your basic subscription right at the same subscription price per share. If an insufficient number of shares are available to fully satisfy all oversubscription right exercises by holders thereof, the available shares will be distributed proportionately among stockholders who exercised their oversubscription rights based on the number of shares each stockholder subscribed for under its basic subscription rights. The subscription agent will return any excess payments by mail without interest or deduction as soon as practicable after the expiration of the subscription period.

In order to properly exercise your oversubscription right, you must deliver the subscription payment related to your oversubscription right prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your oversubscription right, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock available to you under the oversubscription right (i.e., the same number of shares (and the same aggregate subscription price) paid for the full exercise of your basic subscription right). See “The Rights Offering—The Subscription Rights—Oversubscription Right.”

Subscription Price	$1.8901 per share, which shall be paid in cash. In order to be effective, any payment related to the exercise of a right must clear prior to the expiration of the rights offering.

Record Date	April 8, 2013.

Expiration Date	5:00 p.m., New York City time, on , 2013, subject to earlier termination. Subscription rights shall be irrevocable once they are exercised.

Stockholder Participation	We have entered into a standby purchase agreement with our largest stockholder, Kien Huat, whereby Kien Huat has agreed to exercise in full its basic subscription rights within ten (10) days of its grant with a closing proximate thereto. Kien Haut beneficially owns 18,254,246 shares of our common stock representing approximately 60.7% (excluding option matching rights and a convertible note held by Kien Huat) of our outstanding shares of common stock as of the date hereof.

Management Participation	Although our directors and officers have not indicated whether or not they will exercise their rights in this rights offering, on March 26, 2013, our Board of Directors granted a limited waiver of the special blackout period it imposed on itself and our senior executive officers in May 2011 pursuant to our insider trading policy to enable directors and officers to exercise the rights granted pursuant to this rights offering.

Standby Purchase Agreement	We have entered into a standby purchase agreement with Kien Huat, whereby Kien Huat has agreed to exercise in full its basic subscription rights within ten (10) days of its grant with a closing proximate thereto. In addition, Kien Huat agreed it would exercise all rights not otherwise exercised by the other holders in the rights offering to acquire up to one share less than 20% of the Company’s issued and outstanding common stock prior to the commencement of this rights offering, which we refer to as the standby purchase, upon the same terms as the other holders. We have agreed to pay Kien Huat a fee of $40,000 for the shares purchased by Kien Huat in excess of its basic subscription right pursuant to the standby purchase agreement and reimburse Kien Huat for its expenses related to the standby purchase agreement in an amount not to exceed $40,000. Consummation of the standby purchase by Kien Huat is subject to usual and customary closing conditions.

Non-Transferability of Rights	The subscription rights are not transferable, other than to affiliates (i.e. entities which control the recipient or are controlled by or under common control with the recipient) of the recipient or a transfer of rights to the estate of the recipient upon the death of such recipient.

No Revocation	Once you submit the form of rights certificate to exercise any subscription rights, you may not revoke, change or cancel your exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $1.8901 per share.

Amendment and Termination	We may amend or modify the terms of the rights offering at any time prior to the expiration date. We also reserve the right to terminate the rights offering at any time prior to the expiration date for any reason, in which event all funds received in connection with the rights offering will be returned promptly without interest or deduction to those persons who exercised their subscription rights.

Fractional Shares	We will not issue fractional shares of our common stock but rather will round down the aggregate number of shares you are entitled to receive to the nearest whole share. Any excess payment will be returned to you promptly without interest or deduction.

Procedure for Exercising Rights	To exercise your subscription rights you must complete the rights certificate and deliver it to the subscription agent, Continental Stock Transfer & Trust Company, together with full payment for all the subscription rights you elect to exercise under your basic subscription right and oversubscription right prior to the expiration of the rights offering. You may deliver such subscription documents and payments by mail or commercial carrier. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures under “The Rights Offering—Guaranteed Delivery Procedures”.

If you hold your shares of common stock or Series B Preferred Stock in “street name” through a broker, dealer, custodian bank or other nominee, you will not receive an actual subscription rights certificate. Instead, as described in this prospectus, you must instruct your broker, dealer, custodian bank or other nominee whether or not to exercise rights on your behalf. If you wish to obtain a separate subscription rights certificate, you should promptly contact your broker, dealer, custodian bank or other nominee and request a separate subscription rights certificate. It is not necessary to have a physical subscription rights certificate to elect to exercise your rights if your shares are held by a broker, dealer, custodian bank or other nominee.

Payment Adjustments	If you send a payment that is insufficient to purchase the number of shares requested, or if the number of shares requested is not specified in the rights certificate, the payment received will be applied to exercise your subscription rights to the extent of the payment. If the payment exceeds the amount necessary for the full exercise of your subscription rights, including any oversubscription rights exercised and permitted, the excess will be returned to you promptly without interest or a deduction therefrom.

How Rights Holders Can Exercise Rights Granted on Shares Held in Street Name	If you hold our common stock or Series B Preferred Stock in “street name” through a broker, custodian bank or other nominee, you will not receive an actual subscription rights certificate. We will ask your broker, custodian bank or other nominees to notify you of the rights offering. As described in this prospectus, you must instruct your broker, dealer, custodian bank or other nominee whether or not to exercise rights on your behalf. You should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner’s Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

How Foreign Stockholders Can Exercise Rights	The subscription agent will not mail this prospectus or the rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. Instead, we will have the subscription agent hold the subscription rights certificates for your account. To exercise your rights, you must notify the subscription agent prior to , New York City time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that you are permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value. See “The Rights Offering—Foreign Stockholders.”

Possible Restrictions on Exercise by Stockholders Residing in Certain States	We will not issue shares to any stockholder who is required to obtain prior clearance or approval from, or submit a notice to, any state or federal regulatory authority to acquire, own or control such shares if we determine that, as of the expiration date of the rights offering, such clearance or approval has not been satisfactorily obtained and any applicable waiting period has not expired.

Material United States Federal Income Tax Consequences	A holder will not recognize income or loss for United States Federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. For a detailed discussion, see “Material United States Federal Income Tax Consequences” beginning on page 58. You should consult your tax advisor as to the particular consequences to you of the rights offering.

Issuance of Our Common Stock	If you purchase shares through the rights offering, we will issue the underlying shares to you as soon as practicable after the completion of the rights offering.

Conditions	The completion of the rights offering is not subject to the satisfaction of any conditions. However, we reserve the right to amend, cancel, terminate or otherwise modify the rights offering at any time before completion of the rights offering for any reason. Please see “The Rights Offering—Conditions to the Rights Offering.”

No Recommendation to Rights Holders	An investment in shares of our common stock must be made according to your evaluation of your own best interests and after considering all of the information herein, including the “Risk Factors” section of this prospectus. We are making no recommendation regarding whether you should exercise your subscription rights.

Use of Proceeds	The net proceeds of the rights offering will be used to fund the expenses of our new development project, which may include permitting, infrastructure and shared master planning costs and expenses and for general working capital purposes. See “Use of Proceeds.”

Subscription Agent	Continental Stock Transfer & Trust Company.

Information Agent	MacKenzie Partners, Inc.

Risk Factors	Before investing in our common stock, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 18 of this prospectus and all other information appearing elsewhere and incorporated by reference in this prospectus and any accompanying prospectus supplement.

Nasdaq Global Market Trading Symbol	Our common stock trades on the Nasdaq Global Market under the trading symbol “NYNY” and we have applied to list the shares to be issued in connection with the rights offering under the same symbol.

Questions and Answers About the Rights Offering

Q:	What is a rights offering?

A:	A rights offering is an opportunity for you to purchase additional shares of common stock at a fixed price and in an amount at least proportional to your existing interest in the Company, enabling you to maintain or possibly increase your current percentage ownership of the Company.

Q:	Why are we engaging in a rights offering and how will we use the proceeds from the rights offering?

A:	The purpose of this rights offering is to raise equity capital in a cost-effective manner that allows all stockholders to participate. The net proceeds will be used for funding the expenses of our new development project, which may include permitting, infrastructure and shared master planning costs and expenses and for general corporate working capital purposes. See “Use of Proceeds.”

Q:	Am I required to exercise all of the subscription rights I receive in the rights offering?

A:	No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. If you do not exercise your basic subscription right in full, you will not be entitled to participate in the oversubscription right.

Q:	What is the basic subscription right?

A:	Each subscription right evidences a right to purchase one shares of our common stock at a subscription price of $1.8901 per share. You will receive one basic subscription right for each five shares of common stock you own or into which your Series B preferred stock was convertible on April 8, 2013.

In order to properly exercise your basic subscription right, you must deliver the subscription payment and a properly completed rights certificate, or if you hold your rights through a broker, dealer, custodian bank or other nominee, complete and return to your record holder the form entitled “Beneficial Owner Election Form” or such other appropriate documents as are provided by your record holder related to your basic subscription right prior to the expiration of the rights offering. If you hold your shares in the name of a broker, custodian bank, dealer or other nominee who uses the services of the Depository Trust Company, or “DTC,” DTC will issue a number of subscription rights to which you are entitled to your nominee for each share of our common stock or Series B Preferred Stock you own on the record date.

Q:	What is the oversubscription right?

A:	The oversubscription right provides stockholders that exercise all of their basic subscription rights the opportunity to purchase the shares that are not purchased by other stockholders. If you fully exercise your basic subscription right and other holders of subscription rights do not fully exercise their basic subscription rights, the oversubscription right entitles you to purchase additional shares of our common stock up to the number of shares you purchased under your basic subscription right at the same subscription price per share. If an insufficient number of shares are available to fully satisfy all oversubscription right requests, the available shares will be distributed proportionately among rights holders who exercise their oversubscription right based on the number of shares each rights holder subscribed for under the basic subscription right. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period.

In order to properly exercise your oversubscription right, you must deliver the subscription payment related to your oversubscription right prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your oversubscription right, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock available to you under the oversubscription right (i.e., the same number of shares (and the same aggregate subscription price) paid for the full exercise of your basic subscription right). See “The Rights Offering—The Subscription Rights—Over-Subscription Right.”

Q:	How was the $1.8901 per share subscription price established?

A:	The subscription price was determined by our board of directors on the basis of 95% of the Volume Weighted Average Price of the common stock for the 20 trading days prior to the initial submission with the Securities and Exchange Commission of the registration statement of which this prospectus forms a part. See “The Rights Offering—Subscription Price.”

Q:	What agreements do we have with the Standby Purchaser and will the Standby Purchaser receive any compensation for its commitment?

A:

Kien Huat beneficially owns approximately 60.7% (approximately 18,254,246 total shares) (excluding option matching rights and a convertible note held by Kien Huat) of our outstanding shares of common stock on the record date. We have entered into a standby purchase agreement with our largest stockholder, Kien Huat, whereby Kien Huat has agreed to exercise in full its basic subscription rights within ten (10) days of its grant with a closing proximate thereto. In addition, we have entered into a standby purchase agreement with Kien Huat, whereby Kien Huat has agreed to exercise all rights not otherwise exercised by the other holders in the rights offering to acquire up to one share less than 20% of the Company’s issued and outstanding common stock prior to the commencement of this rights offering upon the same terms as the other holders. We would also pay Kien Huat a fee of $40,000 for the shares purchased by Kien Huat in excess of its basic subscription right pursuant to the standby purchase agreement and reimburse Kien Huat for its expenses related to the standby purchase agreement in an amount not to exceed $40,000. Consummation of the standby purchase by Kien Huat is subject to usual and customary closing conditions.

Q:	Who will receive subscription rights?

A:	Holders of our common stock and Series B Preferred Stock, including affiliates of our Company, will receive one non-transferable subscription right for each five shares of common stock owned, or into which our Series B Preferred Stock was convertible, as of April 8, 2013, the record date. To the extent that an affiliate of our Company acquires common stock upon the exercise of a right, the resale of such common stock can only be made if the Company has an effective registration statement relating to such resale or by an exemption from the registration requirements (e.g. Rule 144).

Q:	How many shares may I purchase if I exercise my subscription rights?

A:	You will receive one non-transferable subscription right for each five shares of our common stock that you owned, or into which your Series B Preferred Stock was convertible, on April 8, 2013, the record date. Each subscription right evidences a right to purchase one share of our common stock at a subscription price of $1.8901 per share. You may exercise any number of your subscription rights.

Q:	What happens if I choose not to exercise my subscription rights?

A:	If you choose not to exercise your subscription rights you will retain your current number of shares of common stock or Series B Preferred Stock of the Company. Stockholders who do not exercise in full their subscription rights granted in the rights offering will own a smaller percentage of the total shares outstanding if and to the extent other stockholders fully exercise their basic and oversubscription rights. Your subscription rights will expire and have no value if they are not exercised prior to 5:00 p.m., New York City time, on , 2013, the expiration date.

Q:	Does the Company need to achieve a certain participation level in order to complete the rights offering?

A:	No. We may choose to consummate, amend or terminate the rights offering regardless of the number of subscription rights exercised by holders.

Q:	Can the Company terminate the rights offering?

A:	Yes. Our Board of Directors may decide to terminate the rights offering at any time prior to the expiration of the rights offering, for any reason. If we cancel the rights offering, any money received from subscribing holders will be refunded promptly, without interest or a deduction. See “The Rights Offering—Expiration of the Rights Offering and Amendments and Termination.”

Q:	May I transfer my subscription rights if I do not want to purchase any shares?

A:	No. Should you choose not to exercise your rights, you may not sell, give away or otherwise transfer your rights. However, rights will be transferable to affiliates of the recipient and upon the death of the recipient to the estate of the recipient.

Q:	When will the rights offering expire?

A:	The subscription rights will expire and will have no value, if not exercised prior thereto, at 5:00 p.m., New York City time, on , 2013. See “The Rights Offering—Expiration of the Rights Offering and Amendments and Termination.” The subscription agent must actually receive all required documents and payments before the expiration date.

Q:	How do I exercise my subscription rights? What forms and payments are required to purchase shares of common stock?

A:	You may exercise your subscription rights by properly completing and executing your rights certificate and delivering it, together in full with the subscription price for each share of common stock you subscribe for, to the subscription agent on or prior to 5:00 p.m., New York City time, on the expiration date. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures” beginning on page 38. If you hold shares of our common stock or Series B Preferred Stock through a broker, custodian bank or other nominee, see “The Rights Offering—Beneficial Owners” beginning on page 40.

Q:	What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, custodian bank or other nominee?

A:	If you hold our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

Q:	What should I do if I want to participate in the rights offering, but I am a stockholder with a foreign address or a stockholder with an APO or FPO address?

A:

The subscription agent will not mail rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.

Q:	Will I be charged a sales commission or a fee if I exercise my subscription rights?

A:	We will not charge a brokerage commission or a fee to rights holders for exercising their subscription rights. However, if you exercise your subscription rights through a broker, dealer or nominee, you will be responsible for any fees charged by your broker, dealer or nominee.

Q:	Are there any conditions to my right to exercise my subscription rights?

A:	The completion of the rights offering is not subject to the satisfaction of any conditions. However, we reserve the right to amend, cancel, terminate or otherwise modify the rights offering at any time before completion of the rights offering for any reason. Please see “The Rights Offering—Conditions to the Rights Offering.”

Q:	Has the Board of Directors made a recommendation regarding the rights offering?

A:	Neither we, nor our Board of Directors is making any recommendation as to whether or not you should exercise your subscription rights. You are urged to make your decision based on your own assessment of the rights offering, after considering all of the information herein, including the “Risk Factors” section of this document, and of your best interests.

Q:	Have any stockholders indicated they will exercise their rights?

A:	In connection with the standby agreement, Kien Huat, our largest stockholder, has agreed to exercise its basic subscription rights in full within ten (10) days of its grant with a closing proximate thereto.

Q.	Have any directors or officers indicated they will exercise their rights?

A.	Although our directors and officers have not indicated whether or not they will exercise their rights in this rights offering, on March 26, 2013, our Board of Directors granted a limited waiver of the special blackout period it imposed on itself and our senior executive officers in May 2011 pursuant to our insider trading policy to enable directors and officers to exercise the rights granted pursuant to this rights offering.

Q:	Is exercising my subscription rights risky?

A:	The exercise of your subscription rights involves significant risks. Exercising your rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors,” beginning on page 18.

Q:	How many shares of common stock will be outstanding after the rights offering?

A:	The number of shares of common stock that will be outstanding after the rights offering will depend on the number of shares that are purchased in the rights offering. If we sell all of the shares being offered, then we will issue approximately 6,032,153 shares of common stock. In that case, we will have approximately 36,180,970 shares of common stock outstanding after the rights offering (which amount does not include 11,950 shares of our common stock issuable upon conversion of our Series B Preferred Stock). This would represent an increase of approximately 20.0% in the number of currently outstanding shares of common stock.

Q:	What will be the proceeds of the rights offering?

A:	If we sell all the shares being offered, we will receive gross proceeds of approximately $11,400,000. We are offering shares in the rights offering with no minimum purchase requirement. As a result, there is no assurance we will be able to sell all of the shares being offered, and it is not likely that all of our stockholders will participate in the rights offering.

Q:	After I exercise my rights, can I change my mind and change or cancel my purchase?

A:	No. Once you exercise and send in your subscription rights certificate and payment you cannot revoke, change or cancel the exercise of your subscription rights, even if you later learn information about the Company that you consider to be unfavorable and even if the market price of our common stock falls below the $1.8901 per share subscription price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $1.8901 per share. See “The Rights Offering—No Revocation or Change.”

Q:	What are the material United States federal income tax consequences of exercising my subscription rights?

A:	A holder will not recognize income or loss for United States federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. For a detailed discussion, see “Material United States Federal Income Tax Consequences.” You should consult your tax advisor as to the particular consequences to you of the rights offering.

Q:	If the rights offering is not completed, for any reason, will my subscription payment be refunded to me?

A:	Yes. If the rights offering is not completed, for any reason, any money received from subscribing stockholders will be refunded promptly, without interest or deduction.

Q:	If I exercise my subscription rights, when will I receive shares of common stock I purchased in the rights offering?

A:	We will issue certificates representing your shares of our common stock, or credit your account at your broker, custodian bank or other nominee with shares of our common stock, electronically in registered, book-entry form only on our records or on the records of our transfer agent, Continental Stock Transfer & Trust Company, that you purchased pursuant to your basic subscription and oversubscription rights as soon as practicable after the rights offering has expired and all proration calculations, reductions, and additions contemplated by the terms of the rights offering have been effected. We will not be able to calculate the number of shares to be issued to each exercising holder until 5:00 p.m., New York City time, on the third business day after the expiration date of the rights offering, which is the latest time by which subscription rights certificates may be delivered to the subscription agent under the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures.”

Q:	To whom should I send my forms and payment?

A:	If your shares are held in the name of a broker, custodian bank or other nominee, then you should send your subscription documents, rights certificate and payment to that record holder. If you are the record holder of your shares, then you should send your subscription documents, rights certificate and payment by hand delivery, first class mail or courier service to Continental Stock Transfer & Trust Company, the subscription agent. The address for delivery to the subscription agent is as follows:

If delivering by Hand/Mail/Overnight Courier:

Continental Stock Transfer & Trust Company

17 Battery Place, 8th Floor

New York, NY 10004

Attn: Corporate Actions Department

(917) 262-2378

Your delivery other than in the manner or to the address listed above will not constitute valid delivery.

Q:	What if I have other questions?

A:	If you have other questions about the rights offering, please contact our information agent, MacKenzie Partners, Inc., by telephone at (800) 322-2885 (toll free) or (212) 929-5500 (Call Collect).

FOR A MORE COMPLETE DESCRIPTION OF THE RIGHTS OFFERING, SEE “THE RIGHTS OFFERING” BEGINNING ON PAGE 32.

RISK FACTORS

Prospective investors should carefully consider the following risk factors, together with the other information contained in this Prospectus, in evaluating the Company and its business before purchasing our securities. In particular, prospective investors should note that this Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and that actual results could differ materially from those contemplated by such statements. The factors listed below represent certain important factors which we believe could cause such results to differ. These factors are not intended to represent a complete list of the general or specific risks that may affect us. It should be recognized that other risks may be significant, presently or in the future, and the risks set forth below may affect us to a greater extent than indicated.

Risks Relating to our Business

We will require additional financing in order to develop the Casino Project and we may be unable to meet our future capital requirements and execute our business strategy without such financing.

EPT Concord II, LLC (“EPT”), a wholly owned subsidiary of Entertainment Properties Trust, is the sole owner of 1,500 acres located at the site of the former Concord Resort (the “EPT Property”). On December 14, 2012, EPT and Monticello Raceway Management, Inc., our wholly-owned subsidiary (“MRMI”), entered into a master development agreement (the “MDA”) to develop the EPT Property. The MDA defines and governs the overall relationship between EPT and MRMI with respect to the development, construction, operation, management and disposition of the integrated destination resort and community (the “Project”) to be developed by the parties on the EPT Property. The parties envision MRMI developing a comprehensive resort destination that includes a casino and a harness racetrack and may also include one or more hotels, food and beverage outlets, a spa facility, retail venues, space for conferences, meetings, entertainment and special events in a multi-purpose conference space supported by separate meeting rooms and parking facilities (the “Casino Project”). In addition to the Casino Project, the Project is expected to include a golf course and a resort including a variety of amenities.

Because we are unable to generate sufficient cash from our operations to develop the Casino Project, we will be required to rely on external financing. In order to participate in the Project and to meet our obligations with respect to the development of the Casino Project, we are required to invest a minimum of $300 million. Of this amount, the Company expects to raise a portion in the short-term to fund the immediate expenses of the Project, which may include permitting, infrastructure and shared master planning costs and expenses, as well as other costs associated with the Project’s development and may seek additional debt and equity financing in public or private transactions, which may include underwritten offerings to the public or rights offerings to current stockholders to fund the development of the Project and our Casino Project. We can make no assurance that financing will be available in amounts or on acceptable terms, if at all.

The external financing to support the Project and the Casino Project may be in the form of a debt offering. The level of indebtedness will likely have several important effects on future operations, including, without limitation:

•

a portion of cash flow from current operations may be dedicated to the payment of any interest and/or principal required with respect to outstanding indebtedness while we are developing the Project and Casino Project;

•	the debt documents may contain restrictive covenants curtailing operations and finances;
•	increases in outstanding indebtedness and leverage may increase vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure;
•	depending on the levels of outstanding indebtedness, our ability to obtain additional financing for working capital, general corporate and other purposes may be limited, and
•	covenants may restrict dividends and transfer of funds from the operating entity to Empire.

The ability to make payments of principal and interest on indebtedness will depend upon future performance, which is subject to general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. If sufficient cash flow is not generated from operations to service such debt, requirements among other things, may be to:

•	seek additional financing in the debt or equity markets;
•	delay, curtail or abandon altogether our development plans;
•	refinance or restructure all or a portion of our indebtedness; or
•	sell selected assets.

Such measures might be insufficient to service the indebtedness. In addition, any such financing, refinancing or sale of assets may not be available on commercially reasonable terms, or at all.

Alternatively, the external financing to support our obligations of the Project and our Casino Project may be in the form of an equity offering of our equity capital stock. Such future sales of substantial amounts of equity capital stock privately or in the public market, the conversion of a bridge loan (the “Bridge Loan”) from Kien Huat into shares of common stock, or the perception that such sales or conversion are likely to occur, could affect the market price of the common stock. Moreover, the sale of additional equity could result in significant dilution to the existing stockholders. In addition, securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to the rights and preferences of the common stock.

If funds are not available when needed, or available on acceptable terms, we may be required to delay, scale back or eliminate some of our obligations with respect to the Project and our Casino Project. In addition, we may not be able to grow market share, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could negatively impact our business, operating results and financial condition.

If revenues and operating income from our operations at Monticello Casino and Raceway do not increase, it could adversely affect our financial performance.

There can be no assurance that our operations will draw sufficient patrons to Monticello Casino and Raceway to increase our revenues to the point that we will continue to recognize net income. The operations and placement of our VGMs, including the layout and distribution, are under the jurisdiction of the New York State Gaming Commission (the “NYSGC”) and the program contemplates that a significant share of the responsibility for marketing the program will be borne by the NYSGC. The NYSGC is not required to make decisions that we feel are in our best interest and, as a consequence, the profitability of our VGM operations may not reach the levels that we believe to be feasible or may be slower than expected in reaching those levels. By statute, from April 1, 2008 until March 31, 2014, 42% of gross VGM revenue is distributed to us. Beginning on April 1, 2014, 40% of the first $50 million, 29% of the next $100 million and 26% thereafter of gross VGM revenue will be distributed to us. Additionally, effective August 4, 2010, legislation was passed to reduce operator fees by one percentage point at each level of VGM revenues. No assurance can be given that such increased revenue will be sufficient to generate a profit and continue to do so. Our operations are subject to many regulatory, competitive, economic and business risks beyond our control, and a change in this regard could have a material adverse impact on our operations and our business prospects.

As a holding company, we are dependent on the operations of our subsidiary to pay dividends or make distributions in order to generate internal cash flow.

We are a holding company with no revenue generating operations. Consequently, our ability to meet our working capital requirements and to service our debt obligations depends on the earnings and the distribution of funds from our subsidiary. While our current operations generate sufficient cash flow to fund our obligations, there can be no assurance that the subsidiary will generate sufficient revenue to make cash distributions in an amount necessary for us to satisfy our working capital requirements or our obligations under any current or future indebtedness. In addition, the subsidiary may enter into contracts that limit or prohibit its ability to make distributions. Should our subsidiary be unable to make distributions, our ability to meet our ongoing obligations would be jeopardized. Specifically, without the making of distributions, we would be unable to pay our employees, accounting professionals or legal professionals, all of whom we rely on to manage our operations, ensure regulatory compliance and sustain our public company status.

Changes in the laws, regulations, and ordinances (including local laws) to which the gaming industry is subject, and the application or interpretation of existing laws and regulations, or our inability or the inability of our subsidiaries, key personnel, significant stockholders, or joint venture partners to obtain or maintain required gaming regulatory licenses, permits or approvals could prevent us from pursuing future development projects or otherwise adversely impact our results of operation.

The ownership, management and operation of our current and any future gaming facilities are and will be subject to extensive federal, state, provincial, and/or local laws, regulations and ordinances that are administered by the relevant regulatory agency or agencies in each jurisdiction. These laws, regulations and ordinances vary from jurisdiction to jurisdiction, but generally concern the responsibilities, financial stability and character of the owners and managers of gaming operations as well as persons financially interested or involved in gaming operations, and often require such parties to obtain certain licenses, permits and approvals. In addition, some of the licenses that we and our subsidiaries, officers, directors and principal stockholders hold expire after a relatively short period and thus require frequent renewals and reevaluations. Obtaining these licenses in the first place and the renewal process involves a subjective determination by the regulatory agencies. If we or our subsidiaries do not obtain and maintain the required licenses, permits and approvals, we may be required to divest our interest in our current or future gaming facilities or our current gaming facility risks losing its licenses. These laws, regulations and ordinances may also affect the operations of our gaming facilities or our plans in pursuing future projects.

The Racing, Pari-Mutuel Wagering and Breeding Law of New York State requires our stockholders to possess certain qualifications. If the NYSGC believes a stockholder does not meet their subjective determination, a stockholder may be forced to sell any stock they hold and such sale may result in a material loss of investment value for the stockholder.

The Racing, Pari-Mutuel Wagering and Breeding Law of New York State requires our stockholders to possess certain qualifications. A failure to possess such qualifications could lead to a material loss of investment by either us or our stockholders, as it would require divestiture of the stockholder’s direct or indirect interest in us. Consequently, should any stockholder ever fail to meet the qualifications necessary to own a direct or indirect interest in us by NYSGC, such stockholder could be forced to liquidate all interests in us. Should such stockholder be forced to liquidate these interests within a relatively short period of time, such stockholder would likely be forced to sell at a discount, causing a material loss of investment value.

During 2002, certain affiliates of Bryanston Group, Inc. (“Bryanston Group”), our former largest stockholder, and certain of our other stockholders and officers (“Series E Preferred Stockholders”) were indicted for various counts of tax and bank fraud. On September 5, 2003, one of these Series E Preferred Stockholders pleaded guilty to felony tax fraud, and on February 4, 2004, four additional former officers and Series E Preferred Stockholders were convicted of tax and bank fraud. None of the acts these individuals were charged with or convicted of relate to their ownership interests in us and their remaining interests do not provide them with any significant control in the management of the Company or MRMI.

However, there can be no assurance that none of the various governmental agencies that now, or in the future may, regulate and license our gaming related activities will factor in these indictments or criminal acts in evaluating our ability to obtain or maintain required licenses, permits or approvals. Should a regulatory agency determine that the indictments and convictions of some of our Series E Preferred Stockholders affect our ability to obtain or maintain required licenses, permits or approvals, we could be forced to liquidate certain or all of our gaming interests.

The gaming industry in the northeastern United States is highly competitive, with many of our competitors better known and better financed than us.

The gaming industry in the northeastern United States is highly competitive and increasingly dominated by multinational corporations or Native American tribes that enjoy widespread name recognition, established brand loyalty, decades of casino operation experience, and a diverse portfolio of gaming assets and substantially greater financial resources.

We face competition for our VGM operations from Yonkers Raceway which is located within the New York City metropolitan area. The Yonkers facility, which is much closer to New York City, has a harness horseracing facility, approximately 5,300 VGMs, food and beverage outlets and other amenities. In contrast, we have limited financial resources and currently operate our harness horse racing facility and VGMs in Monticello, New York, which is approximately a one and a half hour drive from New York City.

Pennsylvania casinos may operate table games and slot machines and have the ability to grant credit to guests of the casino. Pennsylvania legalized the operation of up to 61,000 slot machines at 14 locations throughout the state. As of March 2013, there were eleven casinos in operation within Pennsylvania, with six located at race tracks. One such race track facility is the Mohegan Sun at Pocono Downs, which has approximately 2,300 slot machines and 84 table games, including 18 poker tables. The Mohegan Sun at Pocono Downs in Wilkes-Barre, Pennsylvania, is approximately 70 miles southwest of Monticello. In addition, the Mount Airy Casino Resort has approximately 2,075 slot machines and 72 table games, including 11 poker tables, a hotel, spa, and a golf course. The Mount Airy Casino Resort is located in Mount Pocono, Pennsylvania, approximately 60 miles southwest of Monticello. Any expansion of these casinos in Pennsylvania will likely increase the degree of competition within our market and may have an adverse effect on our business and future operating performance.

Moreover, a number of Native American tribes and gaming entrepreneurs are presently seeking to develop Class III casinos in New York and Connecticut in areas that are 90 miles from New York City such as Bridgeport, Connecticut and Southampton, New York. We are unable to predict when or if any gaming compacts will be submitted to the United States Department of the Interior or whether taking land into trust for the purpose of Class III casinos will require an Act of Congress. Based on proximity, a gaming facility, which would include a casino, hotel, restaurants and retail shops, could likely significantly increase the competition we face and have a material adverse effect on our business operations and future performance.

No assurance can be given that we will be able to compete successfully for gaming customers with the established casinos in Pennsylvania, or the competing VGM facility at Yonkers Raceway.

The continuing decline in the popularity of horse racing and increasing competition in simulcasting could adversely impact the business of Monticello Casino and Raceway.

Since the mid-1980s, there has been a general decline in the number of people attending and wagering at live horse races at North American racetracks due to a number of factors, including increased competition from other forms of gaming, unwillingness of guests to travel a significant distance to racetracks and the increasing availability of off-track wagering. The declining attendance at live horse racing events has prompted racetracks to rely increasingly on revenues from inter-track, off-track and account wagering markets. The industry-wide focus on inter-track, off-track and account wagering markets has increased competition among racetracks for outlets to simulcast their live races. A continued decrease in attendance at live events and in on-track wagering, as well as increased competition in the inter-track, off-track and account wagering markets, could lead to a decrease in the amount wagered at Monticello Casino and Raceway. Our business plan anticipates the possibility of Monticello Casino and Raceway attracting new guests to our racetrack wagering operations through VGMs in order to offset the general decline in raceway attendance. However, even if our VGM operations attract new guests to our racetrack, we may not be able to generate profit from operations. Public tastes are unpredictable and subject to change. Any further decline in interest in horse racing or any change in public tastes may adversely affect our revenues and, therefore, limit our ability to make a positive contribution to our results of operation.

We depend on our key personnel and the loss of their services would adversely affect our operations and business strategy.

If we are unable to maintain our key personnel and attract new employees with high levels of expertise in the gaming areas in which we engage and propose to engage, or are unable to do so without unreasonably increasing our labor costs, the execution of our business strategy may be hindered and our growth limited. We believe that our success is largely dependent on the continued employment of our executive management and the hiring of strategic key personnel at reasonable costs. Competition for qualified executives is intense and we can give no assurance that we would be able to hire a qualified replacement with the required level of experience and expertise for any current members of our senior management, if required to do so. Accordingly, if any of our current key executives were unable or unwilling to continue in his or her present position, or we were unable to attract a sufficient number of qualified employees at reasonable rates, our business, results of operations and financial condition will be materially adversely affected. Additionally, recruiting and hiring a replacement for any executive management position could divert the attention of other senior management and increase our operating expenses.

Currently, full-scale casino gaming, other than Native American gaming, is not allowed in New York. There can be no assurance that the required amendment to the New York State Constitution will be passed in order to allow full-scale casino gaming, other than Native American gaming, in a timely manner, or at all.

Currently, we are not permitted to operate a full-scale casino at Monticello Casino and Raceway because full-scale casino gaming, other than Native American gaming, is not allowed in New York. In order to operate a full-scale casino at Monticello Casino and Raceway, an amendment to the New York State Constitution to permit full-scale casino gaming would need to be passed or we would need to enter into an agreement with a Native American tribe for the development of a Class III casino. In January 2012, New York Governor Andrew Cuomo proposed an amendment to the New York State Constitution to permit casino gambling regulated by the state of New York. In order to be amended to permit full-scale casino gaming, the New York State Constitution requires the passage of legislation in two consecutive legislative sessions and then passage of the majority of the state’s voters in a statewide referendum. On March 15, 2012, Governor Cuomo, Assembly Speaker Sheldon Silver and Senate Majority Leader Dean Skelos announced that a constitutional amendment authorizing up to seven non-tribal casinos at locations to be determined by the Legislature was approved by the Legislature. The newly elected Legislature would have to pass the amendment again this year before it goes to a general referendum in November 2013. There can be no assurance given that an amendment to the New York State Constitution to permit full-scale casino gaming will be passed in a timely manner, or at all. Moreover, if an amendment to the New York State Constitution to permit full-scale casino gaming were passed, there can be no assurance that we would be able to secure any necessary licenses, regulatory approvals or financing arrangements necessary to develop a full-scale casino at Monticello Casino and Raceway or another location. In the event that full-scale casino gaming were permitted under an amendment to the New York State Constitution and we are unable to timely develop and successfully operate a full-scale casino at Monticello Casino and Raceway or another location to compete with any full-scale casinos or Class III casinos that may be developed by our competitors, our business and future operating performance would likely be materially adversely effected.

On March 7, 2012, Concord filed a complaint against EPR and us seeking monetary damages and permanent injunctive relief against EPR and us relating to our joint development of the EPT Property. This litigation may delay or alter our plans for the development of the Project.

On March 7, 2012, Concord and various affiliates filed a complaint against EPR and us in the United States District Court for the Southern District of New York. The complaint was amended in June 2012, to add Genting New York, LLC and Kien Huat as defendants. The amended complaint asserts federal antitrust claims and claims of tortious interference with contract and business relations and seeks damages in an amount of not less than $500 million (subject to automatic trebling under federal antitrust laws), unspecified punitive damages with respect to the tortious interference claims and permanent injunctive relief against EPR and our agreements. Although we believe this lawsuit is without merit and we will aggressively defend our interests, it may delay or alter our plans to develop the site of the EPT Property with EPR.

Risk Relating to our Ownership Structure

Stockholders’ ability to influence corporate decisions may be limited because our major stockholder owns a large percentage of our common stock.

Kien Huat Realty III Limited is the beneficial holder of 18,254,246 shares of our common stock, representing approximately 60% of our voting power. Additionally, under the terms of an investment agreement with Kien Huat (the “Investment Agreement”), if any option or warrant outstanding as of November 12, 2009, the date of the final closing of the Investment Agreement, (or, in limited circumstances, if issued after such date) is exercised, Kien Huat has the right (following notice of such exercise) to purchase an equal number of additional shares of our common stock as are issued upon such exercise at the exercise price for the applicable option or warrant. The percentage of our outstanding shares of common stock and voting power owned by Kien Huat would not increase as a result of the purchase by Kien Huat of any shares of our common stock pursuant to such matching right, given the issuance of shares upon exercise of the option or warrant that triggered the matching right. Under the terms of the Investment Agreement, Kien Huat is also entitled to recommend three directors whom we are required to cause to be elected or appointed to our Board of Directors (“Board”), subject to the satisfaction of all legal and governance requirements regarding service as a director and to the reasonable approval of the Corporate Governance and Nominations Committee of our Board. Kien Huat recommended Au Fook Yew, Emanuel Pearlman and Joseph D’Amato as nominees to the Board pursuant to its rights under the Investment Agreement, all three of which were elected by the Company’s stockholders in November 2012. Kien Huat will continue to be entitled to recommend three directors for so long as it owns at least 24% of our voting power outstanding at such time, after which the number of directors whom Kien Huat will be entitled to designate for election to our Board will be reduced proportionally to Kien Huat’s percentage of ownership. Under the Investment Agreement, for so long as Kien Huat is entitled to recommend nominees to serve as board members, among other things, Kien Huat will have the right to nominate one of its director designees to serve as the Chairman of the Board. Mr. Pearlman has been appointed to serve as Chairman of the Board pursuant to Kien Huat’s recommendation. Until such time as Kien Huat ceases to own capital stock with at least 30% of our voting power outstanding at such time, our Board will be prohibited under the terms of the Investment Agreement from taking certain actions relating to fundamental transactions involving us and our subsidiaries and certain other matters without the affirmative vote of the directors recommended by Kien Huat and elected by shareholders. Consequently, Kien Huat has the ability to exert significant influence over our policies and affairs, including the election of our Board and the approval of any action requiring a stockholder vote, such as approving amendments to our certificate of incorporation and mergers or sales of substantially all of our assets, as well as other matters. This concentration of voting power could delay or prevent an acquisition of our Company on terms that other stockholders may desire or force the sale of our company on terms undesirable to other stockholders.

Risks Relating to the Market Value of Our Common Stock

The market price of our common stock is volatile, leading to the possibility of its value being depressed at a time when our stockholders want to sell their holdings.

The market price of our common stock has in the past been, and may in the future continue to be, volatile. For instance, between January 1, 2012 and April 24, 2013, the closing price of our common stock has ranged between $3.00 and $1.51 per share. A variety of events may cause the market price of our common stock to fluctuate significantly, including but not necessarily limited to:

—	quarter to quarter variations in operating results;

—	day traders;

—	adverse or positive news reports or public announcements; and

—	market conditions for the gaming industry.

In addition, the stock market in recent years has experienced significant price and volume fluctuations. This volatility has had a substantial effect on the market prices of companies, at times for reasons unrelated to their operating performance. These market fluctuations may adversely affect the price of our common stock and other interests in the Company at a time when our stockholders want to sell their interest in us.

If we fail to meet the applicable continued listing requirements of NASDAQ Global Market, NASDAQ may delist our common stock, in which case the liquidity and market price of our common stock could decline.

Our common stock is currently listed on the NASDAQ Global Market. In order to maintain that listing, we must satisfy certain continued listing requirements. If we are deficient in maintaining the necessary listing requirements, our common stock may be delisted. If our stock is delisted, an active trading market for our common stock may not be sustained and the market price of our common stock could decline.

We do not anticipate declaring any dividends in the foreseeable future.

During the past two fiscal years, we did not declare or pay any cash dividends with respect to our common stock and we do not anticipate declaring any cash dividends on our common stock in the foreseeable future. We intend to retain all future earnings for use in the development of our business. In addition, the payment of cash dividends to the holders of our common stock is restricted by undeclared dividends on our Series E preferred stock. We have accumulated unpaid Series E preferred dividends of approximately $13.9 million as of December 31, 2012. There can be no assurance that we will have, at any time, sufficient surplus under Delaware law to be able to pay any dividends.

Future sales of shares of our common stock in the public market or the conversion of the Bridge Loan by Kien Huat could adversely affect the trading price of shares of our common stock and our ability to raise funds in new stock offerings.

Future sales of substantial amounts of shares of our common stock in the public market, the conversion of the Bridge Loan by Kien Huat into shares of our common stock, or the perception that such sales or conversion are likely to occur could affect the market price of our common stock. Kien Huat’s stock ownership may also discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

General Business Risks

Instability and volatility in the financial markets could have a negative impact on our business, financial condition, results of operations and cash flows.

The demand for entertainment and leisure activities tends to be highly sensitive to consumers’ disposable incomes, and the recent economic recession that has affected the U.S. and global economies, the tightened credit markets and eroded consumer confidence had a negative impact on overall trends in the gaming industry in 2011 and, to an extent, in 2012. Discretionary consumer spending habits have been adversely affected by the recent economic crisis and the actual or perceived fear of the extent of the recession could lead to further decrease in spending by our guests. We cannot predict at what level these negative trends will continue, worsen or improve and the ultimate impact it will have on our future results of operations. The continued weakness in our market and the deterioration of the broader global economy would have a material adverse effect on our industry and our business, including our revenues, profitability, operating results and cash flow.

Moreover, to the extent we do not generate sufficient cash flows from operations; we may need to incur additional indebtedness to finance our plans for growth or make scheduled payments on or to refinance our obligations under the Bridge Loan from Kien Huat. Recent turmoil in the credit markets and the resulting impact on the liquidity of certain large financial institutions has had, and may continue to have, an effect through the U.S. economy, including limiting access to credit markets for certain borrowers at reasonable rates. Due to fluctuations in the credit markets from time to time, we may be unable to incur additional indebtedness to fund our business strategy, in the public or private markets, on terms we believe to be reasonable, if at all.

We are subject to greater risks than a geographically diverse company.

Our operations are limited to the Catskills region of the State of New York, which has been affected by decades’ long decline in economic conditions. As a result, in addition to our susceptibility to adverse global and domestic economic, political and business conditions, any economic downturn in the region could have a material adverse effect on our operations. An economic downturn would likely cause a decline in the disposable income of consumers in the region, which could result in a decrease in the number of patrons at our facility, the frequency of their visits and the average amount that they would be willing to spend at our facility. We are subject to greater risks than more geographically diversified gaming or resort operations, including:

•	a downturn in national, regional or local economic conditions;

•	an increase in competition in New York State or the northeastern United States and Canada, particularly for day-trip patrons residing in New York State, including as a result of any new tribal Class III casinos or VGMs at certain racetracks and other locations in New York, Connecticut and casinos in Pennsylvania;

•	impeded access due to road construction or closures of primary access routes; and

•	adverse weather and natural and other disasters in the northeastern United States.

The occurrence of any one of the events described above could cause a material disruption in our business and make us unable to generate sufficient cash flow to make payments on our obligations.

Our business is particularly sensitive to energy prices and a rise in energy prices could harm our operating results.

We are a large consumer of electricity and other energy and, therefore, higher energy prices may have an adverse effect on our results of operations. Accordingly, increases in energy costs may have a negative impact on our operating results. Additionally, higher electricity and gasoline prices which affect our customers may result in reduced visitation to Monticello Casino and Raceway and a reduction in our revenues.

Our business could be affected by weather-related factors and seasonality.

Our results of operations may be adversely affected by weather-related and seasonal factors. Severe winter weather conditions may deter or prevent patrons from reaching our gaming facilities or undertaking day trips. In addition, some recreational activities are curtailed during the winter months. Although our budget assumes these seasonal fluctuations in our gaming revenues to ensure adequate cash flow during expected periods of lower revenues, we cannot ensure that weather-related and seasonal factors will not have a material adverse effect on our operations.

We are vulnerable to natural disasters and other disruptive events that could severely disrupt the normal operations of our business and adversely affect our earnings.

Our operations are located at a facility in Monticello, New York. Although this area is not prone to earthquakes, floods, tornadoes, fires or other natural disasters, the occurrence of any of these events or any other cause of material disruption in our operation could have a material adverse effect on our business, financial condition and operating results. Moreover, although we do maintain insurance customary for our industry, including a policy with $10 million limit of coverage for the perils of flood and earthquake, we cannot ensure that this coverage will be sufficient in the event of one of the disasters mentioned above.

We may be subject to material environmental liability as a result of unknown environmental hazards.

We currently own 232 acres of land. As a significant landholder, we are subject to numerous environmental laws. Specifically, under the Comprehensive Environmental Response, Compensation and Liability Act, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or chemical releases on or relating to its property and may be held liable to a governmental entity or to third parties for property damage, personal injury and for investigation and cleanup costs incurred by such parties in connection with the contamination. Such laws typically impose cleanup responsibility and liability without regard to whether the owner knew of or caused the presence of contaminants. The costs of investigation, remediation or removal of such substances may be substantial.

Potential changes in the regulatory environment could harm our business.

From time to time, legislators and special interest groups have proposed legislation that would expand, restrict or prevent gaming operations in the jurisdictions in which we operate or intend to operate. In addition, from time to time, certain anti-gaming groups propose referenda that, if adopted, could force us to curtail operations and incur significant losses.

Risks Relating to the Rights Offering

A significant number of our shares will be available for future sale which could depress the market price of our common stock.

As of April 24, 2013, an aggregate of 30,148,817 shares of our common stock were outstanding (which amount does not include 11,950 shares of our common stock issuable upon conversion of our Series B Preferred Stock). In addition, as of April 24, 2013, there were outstanding options to purchase an aggregate of 2,204,303 shares of our common stock, warrants to purchase an aggregate of 1,083,000 shares of our common stock and option matching rights to purchase an aggregate of 1,276,000 shares of our common stock. Upon exercise of all rights offered hereunder, an additional 6,032,153 shares of common stock would be outstanding.

We may seek to sell additional convertible debt or equity securities to provide the Company with additional capital resources to grow the business and fund its development projects. For this purpose we make seek to sell securities in public or private transactions, which may include underwritten offerings to the public or additional rights offerings to current stockholders. Sales of large amounts of our common stock in the market could adversely affect the market price of the common stock. Moreover, the perceived risk of the potential dilution that would result from the exercise of our outstanding options, warrants or option matching rights could cause stockholders to attempt to sell their shares and investors to “short” the stock. All of these events could have a significant adverse impact on the market price of our common stock and could impair our future ability to raise capital through offerings of our securities in the future at a time and price that we deem appropriate.

The subscription price determined for this offering is not an indication of our value.

The subscription price in the rights offering is equal to $1.8901. The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition, or any other established criteria for valuing the Company. You should not consider the subscription price an indication of the value of the Company or our common stock.

You may not revoke your subscription exercise and your purchase of shares in the rights offering may be at a price higher than the market price.

Once you exercise your subscription rights, you may not revoke the exercise. The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the market price of our common stock falls below the subscription price, then you will have committed to buy shares of common stock in the rights offering at a price that is higher than the market price. Moreover, we cannot assure you that you will ever be able to sell shares of common stock that you purchased in the rights offering at a price equal to or greater than the subscription price. Until certificates are delivered or your account at your broker, custodian bank or other nominee is credited upon expiration of the rights offering, you may not be able to sell the shares of our common stock that you purchase in the rights offering. We will issue certificates representing your shares of our common stock, or credit your account at your broker, custodian bank or other nominee with shares of our common stock, electronically in registered, book-entry form only on our records or on the records of our transfer agent, Continental Stock Transfer & Trust Company, that you purchased pursuant to your basic subscription and oversubscription rights as soon as practicable after the rights offering has expired and all proration calculations, reductions, and additions contemplated by the terms of the rights offering have been effected.

If the rights offering is not fully subscribed, Kien Huat will increase its ownership percentage.

On             , 2013, the last practicable date before the filing of this prospectus, Kien Huat owned approximately 60.7% of our outstanding shares of common stock (excluding any option matching rights and a convertible note owned by Kien Huat). As a stockholder as of the record date, KienHuat will have the right to subscribe for and purchase shares of our common stock under both the rights offering. In accordance with the proposed standby purchase agreement, Kien Huat will agree to exercise its basic subscription rights in full within ten (10) business days of its grant with a closing proximate thereto. To the extent Kien Huat participates in the rights offering and other stockholders do not, Kien Huat will increase its percentage of ownership.

As of December 31, 2012, Kien Huat also owns option matching rights to purchase 1,276,000 shares at a weighted average exercise price of $8.93 per share. In addition, Kien Huat has the right to convert all or any portion of the principal sum evidenced by the Bridge Loan, which is currently approximately $17.4 million, such that the unconverted portion is $1,000 or a multiple of $1.00 in excess thereof into our common stock at a conversion price of $2.65 per share, subject to adjustment in accordance with the Loan Agreement. Depending upon the prices of the shares issuable in the rights offering, the exercise price of the option matching rights and the conversion rate of the note could be subject to downward adjustment, resulting in additional shares being issuable to Kien Huat.

The issuance of additional shares of our common stock could limit our ability to apply our net operating loss carryforwards to offset our taxable income (if any) in any future year.

In addition, the issuance of share of our common stock to Kien Huat in connection with its participation in the rights offering may, when considered with other changes in ownership, constitute a change in ownership as defined under Section 382 of the United States

Internal Revenue Code of 1986, as amended. If a change in ownership is deemed to have occurred, our net operating loss carryforwards that could be applied to offset our taxable income (if any) in any future year would be limited. We cannot determine what effect, if any, these factors would have on the trading price of our common stock.

Because we may terminate the offering at any time prior to the expiration date, your participation in the rights offering is not assured.

We do not intend, but have the right, to terminate the offering at any time prior to the expiration date. If we determine to terminate the offering, we will not have any obligation with respect to the subscription rights except to return any money received from subscribing stockholders promptly, without interest or deduction.

You will need to act promptly and to carefully follow the subscription instructions, or your exercise of rights may be rejected.

Stockholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 pm, New York City time, on                                         , 2013, the expiration date. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration date. We shall not be responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction the subscription agent may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent will undertake to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

You will not receive interest on subscription funds, including any funds ultimately returned to you promptly.

You will not earn any interest on your subscription funds while they are being held by the subscription agent pending the closing of this rights offering. In addition, if we cancel the rights offering or if you exercise your oversubscription privilege and are not allocated all of the shares of common stock for which you over-subscribe, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments to you.

You may not receive all of the shares you subscribe for pursuant to oversubscription rights

If an insufficient number of shares are available to fully satisfy all oversubscription right requests, the available shares will be distributed proportionately among stockholders who exercised their oversubscription rights based on the number of shares each stockholder subscribed for under their basic subscription rights.

THE RIGHTS OFFERING

Subscription Rights

We are distributing to holders of our common stock and Series B Preferred Stock on the record date, which is April 8, 2013, at no charge, one non-transferable subscription right for each five shares of common stock owned, or into which our Series B Preferred Stock was convertible, as of the record date. As of the date hereof, an aggregate of 30,148,817 shares of our common stock were outstanding and our Series B Preferred Stock was convertible into 11,950 shares of common stock.

Basic Subscription Rights

The subscription rights are evidenced by non-transferable rights certificates. Each subscription right entitles the holder to purchase one share of our common stock upon delivery of the required subscription documents and payment of the subscription price of $1.8901 per share prior to the expiration of the rights offering. You may exercise all or a portion of your basic subscription right or you may choose not to exercise your rights. However, if you exercise less than your full basic subscription right, you will not be entitled to purchase shares pursuant to your over-subscription right. In order to properly exercise your basic subscription right, you must deliver the subscription payment and a properly completed rights certificate, or if you hold your rights through a broker, dealer, custodian bank or other nominee, complete and return to your record holder the form entitled “Beneficial Owner Election Form” or such other appropriate documents as are provided by your record holder.

Only whole subscription rights are exercisable. Fractional subscription rights remaining after aggregating all of the rights distributed to you will be rounded down to the nearest whole number to ensure we offer no more than 6,032,153 shares of common stock in the rights offering. Any excess subscription payment received by the subscription agent will be returned, without interest, as soon as practicable. We will deliver certificates representing shares of our common stock purchased with the basic subscription right as soon as practicable

Oversubscription Rights

If you exercise your basic subscription right in full, you may also exercise an oversubscription right to purchase additional shares of our common stock that are not purchased by other rights holders pursuant to their basic subscription rights at the same subscription price of $1.8901 per share. You are entitled to exercise your oversubscription right only if you exercise your basic subscription right in full.

In order to properly exercise your oversubscription right, you must deliver the subscription payment and a properly completed rights certificate, or if you hold you rights through a broker, dealer, custodian bank or other nominee, complete and return to your record holder the form entitled “Beneficial Owner Election Form” or such other appropriate documents as are provided by your record holder. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your oversubscription right, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock available to you under the oversubscription right (i.e., the same number of shares (and the same aggregate subscription price) paid for the full exercise of your basic subscription right).

We can provide no assurances that you will actually be entitled to purchase the number of shares issuable upon the exercise of your oversubscription right in full at the expiration of the rights offering. We will not be able to satisfy your exercise of the oversubscription right if the rights offering is subscribed in full, and we will only honor an oversubscription right to the extent sufficient shares of our common stock are available following the exercise of subscription rights under the basic subscription right.

If an insufficient number of shares is available to fully satisfy all oversubscription right requests, the available shares will be distributed proportionately among stockholders who exercised their oversubscription rights based on the number of shares each stockholder subscribed for under their basic subscription rights. If the holders of subscription rights properly exercise their oversubscription right for an aggregate amount of shares that is less than or equal to the number of the unsubscribed shares, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the oversubscription right. The subscription agent will return any excess payments without interest or deduction promptly after the expiration of the rights offering.

As soon as practicable after the expiration date, the subscription agent will determine the number of shares of common stock that you may purchase pursuant to the oversubscription right. We will issue certificates representing your shares of our common stock, or credit your account at your broker, custodian bank or other nominee with shares of our common stock, electronically in registered, book—entry form only on our records or on the records of our transfer agent, Continental Stock Transfer & Trust Company, that you purchased pursuant to your basic subscription and oversubscription rights as soon as practicable after the rights offering has expired and all proration calculations, reductions, and additions contemplated by the terms of the rights offering have been effected. We will not be able to calculate the number of shares to be issued to each exercising holder until 5:00 p.m., New York City time, on the third business day after the expiration date of the rights offering, which is the latest time by which subscription rights certificates may be delivered to the subscription agent under the guaranteed delivery procedures described under “—Guaranteed Delivery Procedures.” If you request and pay for more shares than are allocated to you, we will refund the overpayment, without interest or deduction. In connection with the exercise of the oversubscription right, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of subscription rights exercised, and the number of shares of common stock requested through the oversubscription right, by each beneficial owner on whose behalf the nominee holder is acting.

Missing or Incomplete Subscription Information

If you do not indicate the number of subscription rights being exercised, or the subscription agent does not receive the full subscription payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription payment you delivered to the subscription agent. If we do not apply your full subscription payment to your purchase of shares of our common stock, any excess subscription payment received by the subscription agent will be returned, without interest, as soon as practicable.

Expiration of the Rights Offering and Amendments and Termination

You may exercise your subscription rights at any time prior to 5:00 p.m., New York City time, on                     , 2013, the expiration date for the rights offering. If you do not exercise your subscription rights before the expiration date of the rights offering, your subscription rights will expire and will have no value. We will not be required to issue shares of our common stock to you if the subscription agent receives your rights certificate or payment, after the expiration date, regardless of when you sent the rights certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described below.

We reserve the right, in our sole discretion, to amend or modify the terms of the rights offering. We also reserve the right to terminate the rights offering at any time prior to the expiration date for any reason, in which event all funds received in connection with the rights offering will be returned promptly to you without interest or deduction to those persons who exercised their subscription.

Conditions to and Cancellation of the Rights Offering

The completion of the rights offering is not subject to the satisfaction of any conditions. However, we reserve the right to amend, cancel, terminate or otherwise modify the rights offering at any time before completion of the rights offering for any reason. In the event that we terminate the rights offering prior to the expiration date, all affected subscription rights will expire without value and all subscription payments received by the subscription agent will be promptly returned, without interest or deduction. See also “—Expiration of the Rights Offering and Amendments and Termination.”

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian or nominee, as the case may be, all of the required documents properly completed and executed and your full subscription price

payment in cash prior to 5:00 p.m., New York City time, on                     , 2013, the expiration date of the rights offering. Rights holders may exercise their rights as follows:

Subscription by Record Holders

Rights holders who are record holders of our common stock or Series B Preferred Stock may exercise their subscription privilege by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with payment in full in cash, of the subscription price for each share of the common stock for which they subscribe, to the subscription agent at the address set forth under the subsection entitled “—Delivery of Subscription Materials and Payment,” on or prior to the expiration date.

Subscription by Beneficial Owners

Rights holders who are beneficial owners of shares of our common stock and whose shares are registered in the name of a broker, custodian bank or other nominee, and rights holders who hold common stock certificates and would prefer to have an institution conduct the transaction relating to the rights on their behalf, should instruct their broker, custodian bank or other nominee to exercise their rights and deliver all documents and payment on their behalf, prior to the expiration date. A rights holder’s subscription rights will not be considered exercised unless the subscription agent receives from such rights holder, its broker, custodian, nominee or institution, as the case may be, all of the required documents and such holder’s full subscription price payment.

Subscription by DTC Participants

Banks, trust companies, securities dealers and brokers that hold shares of our common stock on the rights offering record date as nominee for more than one beneficial owner may, upon proper showing to the subscription agent, exercise their subscription privilege on the same basis as if the beneficial owners were record holders on the rights offering record date through the Depository Trust Company, or “DTC.” Such holders may exercise these rights through DTC’s PSOP Function on the “agents subscription over PTS” procedure and instruct DTC to charge their applicable DTC account for the subscription payment for the new shares or indicating to DTC that such holder intends to pay for such rights through the delivery to the Company by the holder of an equivalent amount of principal and accrued and unpaid interest of indebtedness owed by the Company to such holder, or a combination thereof, and deliver such amount to the subscription agent. DTC must receive the subscription instructions and payment for the new shares by the rights expiration date. Except as described under the subsection titled “—Guaranteed Delivery Procedures,” subscriptions accepted by the subscription agent via a Notice of Guaranteed Delivery must be delivered to the subscription agent with payment before the expiration of the subscription period.

Method of Payment

Payments must be made in full in U.S. currency by:

—	cashier’s or certified check drawn on a U.S. bank, payable to “Continental Stock Transfer & Trust Company, as Subscription Agent” for Empire Resorts, Inc.;

—	U.S. Postal money order payable to “Continental Stock Transfer & Trust Company, as Subscription Agent” for Empire Resorts, Inc.; or

—

wire transfer of immediately available funds directly to the account maintained by Continental Stock Transfer & Trust Company, as Subscription Agent Empire Resorts, Inc., for purposes of accepting subscriptions in this Rights Offering at JP Morgan Chase, ABA #021000021, Account # 475-508866 FBO Empire Resorts, Inc., with reference to the rights holder’s name.

Except if you follow the guaranteed delivery procedures described below, rights certificates received after 5:00 p.m., New York City time, on                     , 2013, the expiration date of the rights offering, will not be honored, and we will return your payment to you promptly, without interest or deduction.

The subscription agent will be deemed to receive payment upon:

—	receipt by the subscription agent of any cashier’s check or certified check drawn upon a U.S. bank;

—	receipt by the subscription agent of any U.S. Postal money order; or

—	receipt by the subscription agent of any appropriately executed wire transfer.

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO US. Except as described below under “—Guaranteed Delivery Procedures,” we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is on you or your broker, custodian bank or other nominee, not us or the subscription agent.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of rights, but, if sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the subscription period.

Unless a rights certificate provides that the shares of common stock are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, subject to any standards and procedures adopted by the subscription agent. See “—Medallion Guarantee May be Required.”

Payment Adjustments

If you send a payment that is insufficient to purchase the number of shares requested, or if the number of shares requested is not specified in the rights certificate, the payment received will be applied to exercise your subscription rights to the extent of the payment. If the payment exceeds the amount necessary for the full exercise of your subscription rights, including any over-subscription privilege exercised and permitted, the excess will be returned to you promptly in cash. You will not receive interest or a deduction on any payments refunded to you under the rights offering.

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

—	your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

—	you are an eligible institution.

Subscription Agent

The subscription agent for this rights offering is Continental Stock Transfer & Trust Company. We will pay all fees and expenses of the subscription agent related to the rights offering and have also agreed to indemnify the subscription agent from certain liabilities that it may incur in connection with the rights offering.

Information Agent

The information agent for this rights offering is MacKenzie Partners, Inc. We will pay all fees and expenses of the information agent related to the rights offering and have also agreed to indemnify the information agent from certain liabilities that it may incur in connection with the rights offering. The information agent can be contacted at the following address and telephone number:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

E-mail: rightsoffer@mackenziepartners.com

Delivery of Subscription Materials and Payment

If your shares are held in the name of a broker, custodian bank or other nominee, then you should send your subscription documents, rights certificate, such other documents requested by your nominee and payment of the subscription price to your broker, custodian bank or other nominee. If you are the record holder of your shares, then you should deliver your subscription rights certificate and payment of the subscription price in cash, as provided in this prospectus, or, if applicable, notice of guaranteed delivery, to the subscription agent by one of the methods described below:

If delivering by Hand/Mail/Overnight Courier:

Continental Stock Transfer & Trust Company

17 Battery Place, 8th Floor

New York, NY 10004

Attn: Corporate Actions Department

(917) 262-2378

Your delivery other than in the manner or to the address listed above will not constitute valid delivery.

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus to the information agent, whose contact information is provided above.

Guaranteed Delivery Procedures

The subscription agent will grant you three business days after the expiration date to deliver the rights certificate if you follow the following instructions for providing the subscription agent notice of guaranteed delivery. On or prior to the expiration date, the subscription agent must receive payment in full in cash, as provided herein, for all shares of common stock subscribed for through the exercise of the basic subscription right and oversubscription right, together with a properly completed and duly executed notice of guaranteed delivery substantially in the form accompanying this prospectus either by mail or overnight carrier, that specifies the name of the holder of the rights and the number of shares of common stock subscribed for. If applicable, it must state separately the number of shares of common stock subscribed for through the exercise of the oversubscription right and a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States must guarantee that the properly completed and executed subscription rights certificate for all shares of common stock subscribed for will be delivered to the subscription agent within three business days after the expiration date. The subscription agent will then conditionally accept the exercise of the rights and will withhold the certificates for shares of common stock until it receives the properly completed and duly executed rights certificate within that three-business-day time period.

In the case of holders of rights that are held of record through DTC, those rights may be exercised by instructing DTC to transfer rights from that holder’s DTC account to the subscription agent’s DTC account, together with payment of the full subscription price. The notice of guaranteed delivery must be guaranteed by a commercial bank, trust company or credit union having an office, branch or agency in the United States or by a member of a Stock Transfer Association approved medallion program such as STAMP, SEMP or MSP.

Notices of guaranteed delivery and payments should be mailed or delivered to the appropriate addresses set forth under “—Delivery of Subscription Materials and Payment.”

Escrow Arrangements

The subscription agent will hold funds received in payment of the subscription price or evidence of our indebtedness in a segregated account until the rights offering is completed or withdrawn and terminated.

Notice to Beneficial Holders

If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others as of the record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If a beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that we will provide to you with your rights offering materials. If you did not receive this form, you should contact the information agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock or Series B Preferred Stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your broker, custodian bank or other nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form.” You should receive the “Beneficial Owners Election Form” from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive this form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Subscription Price

The subscription price was determined by our board of directors on the basis of 95% of the Volume Weighted Average Price of the common stock for the 20 trading days prior to the initial submission to the Securities and Exchange Commission of the registration statement of which this prospectus forms a part.

The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition, or any other established criteria for valuing the Company. You should not consider the subscription price as an indication of the value of the Company or our common stock or of our common shares to be offered in the rights offering. You should not assume or expect that, after the rights offering, our common shares will trade at or above the subscription price. We also cannot assure you that the market price of our common shares will not decline during or after the rights offering. We also cannot assure you that you will be able to sell common shares purchased during the rights offering at a price equal to or greater than the subscription price. We urge you to obtain a current quote for our common shares before exercising your subscription rights.

Determinations Regarding the Exercise of Your Subscription Rights

We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your subscription rights and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Neither we, nor the subscription agent, will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept the exercise of your subscription rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law.

No Revocation or Change

Once you submit the form of rights certificate to exercise any subscription rights, you may not revoke, change or cancel your exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

Non-Transferability of the Rights

The subscription rights granted to you are non-transferable and, therefore, may not be assigned, gifted, purchased, sold or otherwise transferred to anyone else. Notwithstanding the foregoing, you may transfer your rights to any affiliate (i.e. entities which control the recipient or are controlled by or under common control with the recipient) of yours and your rights also may be transferred to the estate of the recipient upon the death of such recipient. If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the expiration date.

Rights of Subscribers

You will have no rights as a stockholder with respect to shares you subscribe for in the rights offering until certificates representing shares of common stock are issued to you or your account at your broker, custodian bank or other nominee is credited with such shares. You will have no right to revoke your subscriptions after you deliver your completed rights certificate, payment in cash, as provided in this prospectus, and any other required documents to the subscription agent.

Foreign Stockholders

The subscription agent will not mail this prospectus or rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. Instead, we will have the subscription agent hold the subscription rights certificates for your account. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.

Standby Purchase Agreement

We have entered into a standby purchase agreement with our largest stockholder, Kien Huat. Kien Huat owns 18,254,246 shares of our common stock, representing approximately 60.7% (excluding option matching rights and a convertible note held by Kien Huat) of our outstanding shares of common stock as of the date hereof. The following description summarizes the material terms of the standby purchase agreement. The standby purchase agreement is filed as an exhibit to the registration statement of which this prospectus forms a part. We urge you to carefully read the entire document. For purposes of this discussion, we sometimes refer to Kien Huat as the Standby Purchaser.

Pursuant to the Standby Purchase Agreement, Kien Huat agreed to exercise in full its basic subscription rights granted pursuant to the rights offering within ten days of its grant with a closing proximate thereto. In addition, Kien Huat agreed it would exercise all rights not otherwise exercised by the other holders in the rights offering to acquire up to one share less than 20% of the Company’s issued and outstanding common stock prior to the commencement of the rights offering. The Company will pay Kien Huat a fee of $40,000 for the shares purchased by Kien Huat in excess of its basic subscription rights pursuant to the Standby Purchase Agreement. In addition, the Company will reimburse Kien Huat for its expenses related to the Standby Purchase Agreement in an amount not to exceed $40,000.

The obligations of Kien Huat to consummate the transactions contemplated by the standby purchase agreement, including the exercise of its basic subscription rights and the standby purchase, is subject to satisfaction or waiver of the following conditions:

—

The representations and warranties of the Company are true and correct as of the date of the standby purchase agreement and as of the closing date of each transaction contemplated by the standby purchase agreement and the Company shall have performed all of its obligations under the standby purchase agreement;

—

Subsequent to the execution and delivery of the standby purchase agreement and prior to each closing date, there must not have been any material adverse effect on the Company (as defined in the agreement) nor shall there have occurred any breach of any covenant of the Company set forth in the standby purchase agreement;

—	As of each closing date, trading in the common stock shall not have been suspended by the Securities and Exchange Commission, or SEC, or The Nasdaq Global Market or

trading in securities generally on the Nasdaq Global Market shall not have been suspended or limited or minimum prices shall not have been established on the Nasdaq Global Market ; and
—

The Company and the Standby Purchaser shall have obtained any required federal, state and regulatory approvals for the rights offering and standby purchase on conditions reasonably satisfactory to the standby purchaser;

Under the standby agreement a “material adverse effect” means the occurrence, either individually or in the aggregate, of any material adverse effect on the earnings, business, management, properties, assets, rights, operations (financial or otherwise) of the Company and of the Subsidiaries taken as a whole.

The obligations of the Company of the Standby Purchaser to consummate the transactions contemplated by the standby purchase agreement, including the exercise of its basic subscription rights and the standby purchase, is subject to satisfaction or waiver of the following conditions:

—

No judgment, injunction, decree, regulatory proceeding or other legal restraint shall prohibit, or have the effect of rendering unachievable, the consummation of the rights offering (including the exercise of the Standby Purchaser’s basic subscription rights), the standby purchase or the material transactions contemplated by the standby purchase agreement;

—

No stop order suspending the effectiveness of the registration statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC; and any request of the SEC for inclusion of additional information in the registration statement or otherwise shall have been complied with; and

—

The shares issued in the rights offering (including the Standby Purchaser’s basic subscription rights) and the standby purchase shall have been authorized for listing on the Nasdaq Global Market prior to the issuance of such shares.

The standby purchase agreement may be terminated at any time prior to the closing date by the Standby Purchaser if (i) any condition to the obligations of the Standby Purchaser is not satisfied, or because of any refusal, inability or failure of the Company to perform any agreement in, or comply with any provision of, the standby purchase agreement other than by reason of a default by the Standby Purchaser (ii) the rights offering shall have been cancelled, terminated or withdrawn on or prior to either closing date or (iii) if the rights offering shall not have been consummated on or before June 30, 2013, unless the failure of the closing to occur by such date shall be due to a default by the Standby Purchaser.

The standby purchase agreement may be terminated by the Company or by the Standby Purchaser by written notice to the other party:

—	At any time prior to the either closing date, if there is a material breach of the standby purchase agreement by the other party that is not cured within 15 days after the non-

breaching party has delivered written notice to the breaching party of the breach except that, and without prejudice to the rights of the parties to terminate the standby purchase agreement pursuant to the foregoing portion of this provision, if such breach occurs on or prior to the closing date of the exercise of its basic subscription rights by the Standby Purchaser, such closing of the basic subscription rights of the Standby Purchaser will not occur until such breach has been cured; and;

—	If consummation of the standby purchase is prohibited by law, rule or regulation.

The standby purchase agreement may be terminated by the Company in the event it determines that it is not in the best interests of the Company and its shareholders to go forward with the rights offering.

No Board Recommendation

An investment in shares of our common stock must be made according to your evaluation of your own best interests and after considering all of the information herein, including the “Risk Factors” section of this prospectus. Our Board of Directors is making no recommendation regarding whether you should exercise your subscription rights.

Shares of Common Stock Outstanding After the Rights Offering

Based on the 30,148,817 shares of our common stock currently outstanding (which amount does not include 11,950 shares of our common stock issuable upon conversion of our Series B Preferred Stock), and the potential that we may issue as many as 6,032,153 shares pursuant to this rights offering, up to 36,180,970 shares of our common stock may be issued and outstanding following the rights offering, which represents an increase in the number of currently outstanding shares of our common stock of approximately 20.0%.

Fees and Expenses

Neither we, nor the subscription agent, will charge a brokerage commission or a fee to subscription rights holders for exercising their rights. However, if you exercise your subscription rights through a broker, dealer or nominee, you will be responsible for any fees charged by your broker, dealer or nominee.

Questions About Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document or any document mentioned herein, you should contact the information agent at the address and telephone number set forth above under “—Information Agent.”

USE OF PROCEEDS

The net proceeds of the rights offering will be used for funding the expenses of our new development project, which may include permitting, infrastructure and shared master planning costs and expenses and for general working capital purposes.

EPT, a wholly owned subsidiary of Entertainment Properties Trust, is the sole owner of 1,500 acres located at the site of the former Concord Resort. On December 14, 2012, EPT and MRMI entered into a master development agreement, which we refer to as the “MDA,” to develop the EPT Property. The MDA defines and governs the overall relationship between EPT and MRMI with respect to the development, construction, operation, management and disposition of the integrated destination resort and community to be developed by the parties on the EPT Property. The parties envision MRMI developing a comprehensive resort destination that includes a casino and a harness racetrack and may also include one or more hotels, food and beverage outlets, a spa facility, retail venues, space for conferences, meetings, entertainment and special events in a multi-purpose conference space supported by separate meeting rooms and parking facilities. In addition to the Casino Project, the Project is expected to include a golf course and a resort including a variety of amenities.

In accordance with the terms of the MDA, MRMI shall be responsible for the development and construction of the Casino Project. MRMI shall then be responsible for maintaining and operating the Casino Project in accordance with the operating standards contained in the Casino Lease (as defined in the MDA), to be entered into by and between EPT and MRMI prior to the commencement of construction on the Casino Project. MRMI and EPT agreed to cooperate to consult appropriate governmental authorities as to the steps necessary to obtain authorization to relocate the gaming licenses currently used to operate VGMs, racing, simulcast and pari-mutuel operations at Monticello Casino and Raceway to the Casino Project such that, upon its substantial completion, MRMI shall be entitled to obtain any required gaming license to operate the Casino Project without the need for any further discretionary action by applicable governmental authorities. The development of the Project is contingent upon various conditions, including obtaining necessary governmental approval, as fully set forth in the MDA.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK

Market Information

Our common stock is listed on the Nasdaq Global Market under the symbol “NYNY.” The number of shares of common stock issued and outstanding as of                     , 2013 was 30,148,817. The closing price per share of our common stock on                     , 2013, the last full trading day prior to the date of this prospectus, was $             . The following table sets forth the high and low intraday sale prices for our common stock for the periods indicated, as reported by the Nasdaq Global Market.

	High	Low
Year ended December 31, 2011
First Quarter	$3.09	$1.57
Second Quarter	3.90	1.35
Third Quarter	3.54	1.95
Fourth Quarter	2.43	1.25
Year ended December 31, 2012
First Quarter	$3.13	$1.50
Second Quarter	2.60	1.85
Third Quarter	2.10	1.50
Fourth Quarter	2.43	1.50
Year ended December 31, 2013
First Quarter	$2.45	$1.91

Holders

According to Continental Stock Transfer & Trust Company, there were approximately 206 holders of record of our common stock at April 24, 2013.

Dividends

During the past two fiscal years, we did not declare or pay any cash dividends with respect to our common stock and we do not anticipate declaring any cash dividends on our common stock in the foreseeable future. We intend to retain all future earnings for use in the development of our business. In addition, the payment of cash dividends to the holders of our common stock is restricted by undeclared dividends on our Series E preferred stock. We have accumulated unpaid Series E preferred dividends of approximately $13.9 million as of December 31, 2012. There can be no assurance that we will have, at any time, sufficient surplus under Delaware law to be able to pay any dividends.

Securities Authorized for Issuance Under Equity Compensation Plans

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,204,303	$8.45	1,163,197
Total	2,204,303	$8.45	1,163,197

PRINCIPAL STOCKHOLDERS

The following table sets forth information concerning beneficial ownership of our capital stock outstanding at April 24, 2013 by: (i) each stockholder known to be the beneficial owner of more than five percent of any class of our voting securities then outstanding; (ii) each of our directors; (iii) each of our “named executive officers” as defined in Item 402(a)(3) of Regulation S-K promulgated under the Exchange Act; and (iv) our current directors and executive officers, as a group.

The information regarding beneficial ownership of our common stock has been presented in accordance with the rules of the Commission. Under these rules, a person may be deemed to beneficially own any shares of capital stock as to which such person, directly or indirectly, has or shares voting power or investment power, and to beneficially own any shares of our capital stock as to which such person has the right to acquire voting or investment power within 60 days through the exercise of any stock option or other right. The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing (a) (i) the number of shares beneficially owned by such person plus (ii) the number of shares as to which such person has the right to acquire voting or investment power within 60 days by (b) the total number of shares outstanding as of such date, plus any shares that such person has the right to acquire from us within 60 days. Including those shares in the tables does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.

Name and Address of Beneficial Owner (1)	Common Stock Beneficially Owned			Series B Preferred Stock Beneficially Owned		Series E Preferred Stock Beneficially Owned
Directors	Shares		Percentage	Shares	Percentage	Shares	Percentage
Au Fook Yew	59,722	(2)	*	—	—	—	—
Joseph A. D’Amato	207,712	(3)	*	—	—	—	—
Nancy Palumbo	69,583	(4)	*	—	—	—	—
Emanuel R. Pearlman	313,611	(5)	*	—	—	—	—
Gregg Polle	49,167	(6)	*	—	—	—	—
James Simon	114,694	(7)	*	—	—	—	—
Current Officers
Laurette J. Pitts	33,333	(8)	—	—	—	—	—
Charles Degliomini	149,257	(9)	*	—	—	—	—
Nanette L. Horner	24,444	(10)	—	—	—	—	—
Directors and Officers as a Group	1,139,854	(11)	3.7%	—	—	—	—
Stockholders (9 people)
Kien Huat Realty III Limited 22nd Floor Wisma Genting Jalan Sultan Ismail 50250 Kuala Lumpur Malaysia	18,254,246	(12)	60.7%	—	—	—	—
Patricia Cohen 6138 S. Hampshire Ct. Windermere, FL 34786	—			44,258	100%	—	—
Bryanston Group, Inc. 2424 Route 52 Hopewell Junction, NY 12533	—		—	—	—	1,551,213	89.6%
Stanley Tollman c/o Bryanston Group, Inc. 2424 Route 52 Hopewell Junction, NY 12533	—		—	—	—	152,817	8.8%

*	less than 1%
(1)	Unless otherwise indicated, the address of each stockholder, director, and executive officer listed above is Empire Resorts, Inc., c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, New York 12701.
(2)	Consists of 16,667 shares of our common stock owned directly by Au Fook Yew, options that are currently exercisable into 33,055 shares of our common stock and 10,000 shares of restricted stock issued pursuant to the Company’s 2005 Equity Incentive Plan which currently have voting rights but do not vest until January 4, 2014.
(3)	Consists of 1,045 shares of our common stock owned directly by Joseph A. D’Amato and options that are currently exercisable into 206,667 shares of our common stock.

(4)	Consists of 16,667 shares of our common stock owned directly by Nancy Palumbo, options that are currently exercisable into 42,916 shares of our common stock and 10,000 shares of restricted stock issued pursuant to the Company’s 2005 Equity Incentive Plan which currently have voting rights but do not vest until January 4, 2014.
(5)	Consists of 15,834 shares of our common stock owned directly by Emanuel R. Pearlman, options that are currently exercisable into 287,777 shares of our common stock and 10,000 shares of restricted stock issued pursuant to the Company’s 2005 Equity Incentive Plan which currently have voting rights but do not vest until January 4, 2014.
(6)	Consists of 13,334 shares of our common stock owned directly by Gregg Polle, options that are currently exercisable into 25,833 shares of our common stock and 10,000 shares of restricted stock issued pursuant to the Company’s 2005 Equity Incentive Plan which currently have voting rights but do not vest until January 2014.
(7)	Consists of 22,757 shares of our common stock owned directly by James Simon, options that are currently exercisable into 81,937 shares of our common stock and 10,000 shares of restricted stock issued pursuant to the Company’s 2005 Equity Incentive Plan which currently have voting rights but do not vest until January 2014.
(8)	Consists of options that are currently exercisable into 33,333 shares of our common stock.
(9)	Includes 7,590 shares of our common stock owned by Fox-Hollow Lane LLC, of which Charles Degliomini is the managing member, and options that are currently exercisable into 141,667 shares of our common stock.
(10)	Consists of options that are currently exercisable into 24,444 shares of our common stock.
(11)	Includes options held by directors and officers of the Company that are currently exercisable into an aggregate of 992,627 shares of our common stock and 50,000 shares of restricted stock issued pursuant to the Company’s 2005 Equity Incentive Plan which currently have voting rights but do not vest until January 4, 2014.
(12)	Based on the Schedule 13D filed by Kien Huat on May 20, 2011.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 150,000,000 shares of common stock and 5,000,000 shares of preferred stock, of which 40,000 shares have been designated Series A Junior Participating Preferred Stock (“Series A Preferred Stock”), $.01 par value per share, in connection with the adoption of our stockholder rights plan, described below, 821,496 shares have been designated Series B Preferred Stock, $.01 par value per share, 137,889 shares have been designated Series C Preferred Stock, $.01 par value per share, 4,000 shares have been designated Series D Preferred Stock, $.01 par value per share, and 1,730,697 shares have been designated Series E Preferred Stock, $.01 par value per share.

The following description of our capital stock is based upon our certificate of incorporation, amended and restated bylaws and applicable provisions of law. We have summarized portions of our certificate of incorporation, amended and restated bylaws and stockholder rights plan below. The summary is not complete. You should read our certificate of incorporation, amended and restated bylaws and stockholder rights plan for the provisions that are important to you.

Common Stock

As of April 24, 2013, there were 30,148,817 shares of common stock outstanding and 206 holders of record of our common stock.

Voting

Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the holders of common stock.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preferences that may be granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

The common stock has no preemptive, conversion or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which we may designate and issue in the future.

Our common stock is admitted for trading on the Nasdaq Global Market under the symbol “NYNY”.

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Preferred Stock

Our board of directors has the authority to issue preferred stock in one or more series and to fix the voting powers, designations, preferences and rights, and qualifications, limitations or restrictions thereof, of each such series without any further vote or action by the stockholders. The issuance of preferred stock with voting rights superior to the common stock may have the effect of delaying, deferring or preventing a change in control in us without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

Series A Preferred Stock

We are authorized to issue up to 40,000 shares of Series A Preferred Stock, none of which are issued and outstanding. Because of the nature of the Series A Preferred Stock’s dividend, liquidation and voting rights, the value of the one one-thousandth interest in the Series A Preferred Stock should approximate the value of one share of common stock.

Series B Preferred Stock

We are authorized to issue up to 821,496 shares of Series B Preferred Stock, of which 44,258 shares are issued and outstanding. Each share of Series B Preferred Stock is convertible into .27 of a share of common stock and represents the right to .27 of a vote on all matters to be voted upon by the holders of common stock. The holders of Series B Preferred Stock are entitled to receive, out of assets legally available for payment, a cash dividend of $2.90 per annum per share of Series B Preferred Stock. This Series B dividend accrues from the date of initial issuance and is payable on the first day of each January, April, July and October. If any dividend on any share shall for any reason not be paid at the time such dividend becomes due, such dividend in arrears shall be paid as soon as payments are permissible under Delaware law. However, any dividend payment which is not made on or before January 30 of the following calendar year shall be payable in the form of shares of common stock in such number of shares as shall be determined by dividing (A) the product of (x) the amount of the unpaid dividend and (y) 1.3 by (B) the fair market value of the common stock. Finally, in the event of our liquidation, dissolution or winding up, the holders of our Series B Preferred Stock are entitled to receive a preferential distribution of $29 per share, plus all unpaid accrued dividends.

Series C Preferred Stock

We are authorized to issue up to 137,889 shares of Series C Preferred Stock, none of which are issued and outstanding. Each share of Series C Preferred Stock is convertible into 24 shares of common stock and represents the right to 24 votes on all matters to be voted upon by the holders of common stock. The holders of Series C Preferred Stock are entitled to receive, out of assets legally available for payment, a cash dividend of $5.76 per annum per share of Series C Preferred Stock. This Series C dividend accrues from the date of initial issuance and is payable on the first day of each January, April, July and October. If any dividend on any share shall for any reason not be paid at the time such dividend becomes due, such dividend in arrears shall be paid as soon as payments are permissible under Delaware law. However, any dividend payment which is not made on or before January 30 of the following calendar year shall be payable in the form of shares of common stock in such number of shares as shall be determined by dividing (A) the product of (x) the amount of the unpaid dividend and (y) 1.3 by (B) the fair market value of the common stock. In the event of our liquidation, dissolution or winding up, the holders of our Series C Preferred Stock are entitled to receive a preferential distribution of $72 per share, plus all unpaid accrued dividends. Finally, we may, within 120 days after the occurrence of a “capital event,” elect to redeem all or a pro rata portion of the outstanding Series C Preferred Stock for the redemption price of $72 per share, plus all unpaid accrued dividends. A “capital event” is defined as a sale of our assets which results in at least a $5,000,000 excess of the purchase price paid for the assets over our basis in such assets.

Series D Preferred Stock

We are authorized to issue up to 4,000 shares of Series D Preferred Stock, none of which are issued and outstanding. The Series D Preferred Stock has a stated value of $1,000 per share and is convertible into an aggregate of 330,000 shares of common stock at the lesser price of $6.00 per share or the average of the two lowest closing prices of the common stock during the 30 consecutive trading days immediately preceding the date of conversion. Prior to conversion, the holders of Series D Preferred Stock are not entitled to vote on any matter except as required by Delaware law. The holders of shares of Series D Preferred Stock are entitled to receive a dividend of $70 per annum per share of Series D Preferred Stock, which shall increase to $150 per annum per share of Series D Preferred Stock upon the conversion of the outstanding Series D Preferred Stock into more than 330,000 shares of common stock. Dividends with respect to a share of Series D Preferred Stock are payable in arrears on the earlier to occur of the conversion or redemption of such share of Series D Preferred Stock. At our option, Series D Preferred Stock dividends are payable in cash or, subject to certain limitations, by delivery of that number of shares of common stock that the amount of accrued dividends payable would entitle the Series D Preferred Stock holder to acquire at a price per share of common stock equal to the lesser of $6.00 and the average of the two lowest closing prices of the common stock during the preceding 30 days. In the event of our liquidation, dissolution or winding up, the holders of our Series D Preferred Stock are entitled to receive a preferential distribution of $1,000 per share, plus all unpaid accrued dividends. On or after February 8, 2005, the holders of Series D Preferred Stock can demand that their Series D Preferred Stock be redeemed for that number of shares of common stock equal to the product of (a) the number of shares of Series D Preferred Stock surrendered and (b) a fraction, the numerator of which is the common stock’s current market price and the denominator of which is the lesser of $6.00 and the average of the two lowest closing prices of the common stock during the preceding 30 days. The holders of Series D Preferred Stock can also demand that their shares be redeemed if we default in effecting a conversion of shares of Series D Preferred Stock and such default continues for 10 days, or if we default in the payment of the stated value ($1,000 per share) or of dividends when due and such default continues for 10 days. Upon a redemption following such a default described in the prior sentence, we must pay the holders of Series D Preferred Stock demanding redemption, in cash, $1,250 per share of Series D Preferred Stock plus all accrued unpaid dividends. Finally, between the date we announce our intention to effectuate a change in our control until three days prior to such change in control, the holders of Series D Preferred Stock may demand that their Series D Preferred Stock be redeemed for 125% of the number of shares of common stock to which their Series D Preferred Stock would otherwise be convertible.

Series E Preferred Stock

We are authorized to issue up to 1,730,697 shares of Series E Preferred Stock, all of which are issued and outstanding. These shares of Series E Preferred Stock are not convertible into shares of common stock. However, each share of Series E Preferred Stock represents the right to .25 of a vote on all matters to be voted upon by the holders of common stock. The holders of Series E Preferred Stock are entitled to receive, out of assets legally available for payment, a cash dividend of $.80 per annum per share of Series E Preferred Stock. This Series E Preferred Stock dividend accrues from the date of initial issuance and is payable on the first to occur of the redemption of such Series E Preferred Stock or our liquidation, dissolution or winding up. In the event of our liquidation, dissolution or winding up, the holders of our Series E Preferred Stock are entitled to receive a preferential distribution of $10 per share, plus all unpaid accrued dividends. Finally, we, at our option, may redeem all or part of the Series E Preferred Stock at any time for the redemption price of $10 per share, plus all accrued unpaid dividends, in cash or by delivery of a promissory note payable over three years. We have accumulated unpaid Series E preferred dividends of approximately $13.9 million as of December 31, 2012.

Delaware Anti-Takeover Law and Provisions of our Certificate of Incorporation and Bylaws

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination”

with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

—

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

—

the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

—

on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

—	any merger or consolidation involving the corporation and the interested stockholder;

—	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

—	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

—	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with, or controlling, or controlled by, the entity or person. The term “owner” is broadly defined to include any person that, individually, with or through that person’s affiliates or associates, among other things, beneficially owns the stock, or has the right to acquire the stock, whether or not the right is immediately exercisable, under any agreement or understanding or upon the exercise of warrants or options or otherwise or has the right to vote the stock under any agreement or understanding, or has an agreement or understanding with the beneficial owner of the stock for the purpose of acquiring, holding, voting or disposing of the stock.

The restrictions in Section 203 do not apply to corporations that have elected, in the manner provided in Section 203, not to be subject to Section 203 of the Delaware General Corporation Law or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or authorized for quotation on the Nasdaq Stock Market or held of record by more than 2,000 stockholders. Our certificate of incorporation and amended and restated bylaws do not opt out of Section 203.

Section 203 could delay or prohibit mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Certificate of Incorporation and Bylaws

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our certificate of incorporation and amended and restated bylaws:

—

permit our board of directors to issue up to an additional 3,225,045 shares of preferred stock, without further action by the stockholders, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in control;

—	provide that the authorized number of directors may be changed only by resolution of the board of directors;

—

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

—

do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

—	provide that special meetings of our stockholders may be called only by the chairman of the board or by the board of directors; and

—

set forth an advance notice procedure with regard to the nomination, other than by or at the direction of our board of directors, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders.

Limitation of Liability; Indemnification

Our certificate of incorporation contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of our directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving wrongful acts, including:

—	for any breach of the director’s duty of loyalty to us or our stockholders;

—	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

—	any unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions as provided in Section 174 of the Delaware General Corporation Law; or

—	for any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws. Our amended and restated bylaws also contain provisions indemnifying our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We believe that these provisions are necessary to attract and retain qualified individuals to serve as directors and officers.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion sets forth the material United States federal income tax consequences of the rights offering to holders of our common stock only (and does not address any such consequences to holders of our preferred stock). This discussion assumes that the holders of our common stock hold such common stock as a capital asset for United States federal income tax purposes. This discussion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. The following discussion does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations, applies only to holders that are United States persons (as defined below) and does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Code, including, without limitation, holders who are dealers in securities or foreign currency, traders in securities who elect to mark their positions to market, non-United States persons (as defined below), insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, partnerships, holders who hold our common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

As used in this discussion, the term “United States person” means a person that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the U.S., (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the U.S. or under the laws of the U.S., any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. holders have the authority to control all substantial decisions of the trust, or (b) it has in effect a valid election to be treated as a U.S. holder. As used in this discussion, the term “non-U.S. holder” means a beneficial owner of common stock (other than a partnership or other entity treated as a partnership or as a disregarded entity for U.S. federal income tax purposes) that is not a U.S. person.

The tax treatment of a partnership and each partner thereof will generally depend upon the status and activities of the partnership and such partner. A holder of our common stock that is treated as a partnership for U.S. federal income tax purposes should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners.

This discussion is not intended to constitute a complete analysis with respect to any particular holder of all tax consequences relating to the receipt, exercise, disposition and expiration of the subscription rights and the ownership and disposition of our common shares with respect to that holder. The following discussion does not address the tax consequences of the rights offering or the related share issuance under estate, gift, foreign, state, or local tax laws. ACCORDINGLY, EACH HOLDER OF OUR COMMON STOCK SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE RIGHTS OFFERING AND THE RELATED SHARE ISSUANCE TO SUCH HOLDER.

The distribution of subscription rights pursuant to the rights offering will be a non-taxable transaction for United States federal income tax purposes and the remaining portion of this discussion describes the United States federal income tax consequences of such treatment. However, there can be no assurance that the Internal Revenue Service will take a similar view or would agree with the tax consequences described below. We have not sought, and will not seek, a ruling from the Internal Revenue Service regarding the United States federal income tax consequences of the rights offering or the related share issuance.

The United States federal income tax consequences to a holder of our common stock of the receipt and exercise of subscription rights under the rights offering will be as follows:

—	A holder will not recognize taxable income for United States federal income tax purposes in connection with the receipt of subscription rights in the rights offering.

—

A holder’s tax basis in its subscription rights will depend on the relative fair market value of the subscription rights received by such holder and the common stock owned by such holder at the time the subscription rights are distributed. If either (i) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to at least 15% of the fair market value on such date of the common stock with respect to which the subscription rights are received or (ii) the holder elects, in its United States federal income tax return for the taxable year in which the subscription rights are received, to allocate part of its tax basis in such common stock to the subscription rights, then the holder’s tax basis in the common stock with respect to which the subscription rights are received will be allocated between the common stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed. If the subscription rights received by a holder have a fair market value that is less than 15% of the fair market value of the common stock owned by such holder at the time the subscription rights are distributed, the holder’s tax basis in its subscription rights will be zero unless the holder elects to allocate part of its adjusted tax basis in the common stock owned by such holder to the subscription rights in the manner described in the previous sentence. For purposes of example only, if the fair market value of the subscription rights being distributed to a particular holder is $1,000,000 and the fair market value of Empire Resorts’ common stock held by such holder at the time of the distribution is $17,000,000, then the fair market value of the subscription rights represents 5.88% of the fair market value of such common stock (namely, 1,000,000/17,000,000). In that case, the basis of the subscription rights received by the holder would be zero unless the holder elects to allocate part of the tax basis of the shares of common stock to the subscription rights.

—

A holder that allows the subscription rights received in the rights offering to expire will not recognize any gain or loss, and the tax basis in the common stock owned by such holder with respect to which such subscription rights were distributed will be equal to the tax basis in such common stock immediately before the receipt of the subscription rights in the rights offering.

—

A holder will not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering. The tax basis in the common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the common stock and the holder’s tax basis, if any, in the rights as described above. The holding period for the common stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.

CAPITALIZATION

The following table sets forth our historical and pro forma cash and cash equivalents and capitalization as of December 31, 2012. The pro forma information gives effect to an assumed $11.1 million equity raise from this rights offering after deducting expenses associated with the rights offering of approximately $300,000.

For purposes of this table, we have assumed that $11.4 million is raised in this rights offering. However, it is impossible to predict how many rights will be exercised in this offering and therefore the gross proceeds that will actually be raised. We anticipate that our expenses associated with the rights offering will be approximately $300,000 regardless of the gross proceeds that are actually raised.

This table should be read in conjunction with our consolidated financial statements and the notes thereto which are incorporated by reference into this prospectus.

	December 31, 2012
	Actual	Pro Forma
	(Dollars in Thousands)
Cash and cash equivalents	$9,063	$20,165

Total Long Term Debt	17,426	17,426

Stockholders’ equity:
Preferred stock, 5,000 shares authorized: $0.01 par Value -
Series A, $1,000 per share liquidation value, none Issued and outstanding	0	0
Series B, $29 per share liquidation value, 44 Shares issued and outstanding	0	0
Series E, $10 per share redemption value, 1,731 Shares issued and outstanding	6,855	6,855
Common stock, $0.01 par value, 150,000 shares authorized, 30,073 and 36,105 shares issued and outstanding on an actual and pro forma basis, respectively	300	361
Additional paid-in capital	146,083	157,124
Accumulated deficit	(128,425)	(128,425)

Total stockholders’ equity	24,813	35,915

Total capitalization	$42,239	$53,341

PLAN OF DISTRIBUTION

On or about                     , 2013, we will distribute the rights, rights certificates and copies of this prospectus to individuals who owned shares of common stock or Series B Preferred Stock on the record date. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights in the rights offering and no commissions, fees or discounts will be paid in connection with the rights offering. While certain of our directors, officers and other employees may solicit responses from you, those directors, officers and other employees will not receive any commissions or compensation for their services other than their normal compensation. If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the subscription rights certificate and return it with payment in cash, as provided in this prospectus, for the shares of common stock, to the subscription agent, Continental Stock Transfer & Trust Company, at the following address:

If delivering by Hand/Mail/Overnight Courier:

Continental Stock Transfer & Trust Company

17 Battery Place, 8th Floor

New York, NY 10004

Attn: Corporate Actions Department

(917) 262-2378

In the event that the rights offering is not fully subscribed, holders of rights who exercise all of their rights pursuant to their basic subscription privilege will have the opportunity to subscribe for unsubscribed rights pursuant to the oversubscription right. See the section of this prospectus entitled “The Rights Offering.”

We have not agreed to enter into any standby or other arrangement to purchase or sell any rights or any of our securities, other than our standby purchase agreement with Kien Huat, our largest stockholder.

We have not entered into any agreements regarding stabilization activities with respect to our securities.

If you have any questions, you should contact the information agent, MacKenzie Partners, Inc., by telephone at (800) 322-2885 (toll free) or (212) 929-5500 (call collect) or by email at rightsoffer@mackenziepartners.com. We have agreed to pay the subscription agent and information agent a fee plus certain expenses, which we estimate will total approximately $15,000. We estimate that our total expenses in connection with the rights offering will be approximately $300,000.

Other than as described herein, we do not know of any existing agreements between any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of common stock.

LEGAL MATTERS

The validity of the rights and shares of common stock offered by this prospectus have been passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The consolidated financial statements of Empire Resorts, Inc. at December 31, 2012, and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, and at December 31, 2011, and for the year then ended, by Friedman LLP, independent registered public accounting firm, as set forth in their respective reports thereon incorporated herein by reference and have been so incorporated in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

We disclose important information to you by referring you to documents that we have previously filed with the Commission. The information incorporated by reference is considered to be part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference. In the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We hereby incorporate by reference the following documents:

—	our Annual Report on Form 10–K for the fiscal year ended December 31, 2012, as amended.

Copies of the above–referenced filing is available at no cost on our website, www.empireresorts.com. In addition, you may request a copy of this filing, at no cost, by written or oral request made to us at the following address or telephone number:

Empire Resorts, Inc.

c/o Monticello Casino and Raceway

204 State Route 17B, P.O. Box 5013

Monticello, New York 12701

(845) 807-0001

You should rely only on the information contained or incorporated by reference in this prospectus and any related prospectus supplement. We have not authorized anyone to provide you with additional or different information, and if anyone provides you with additional or different information you should not rely on it. We are not making an offer to sell securities in any jurisdiction in which the offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or any exercise of the rights. You should not consider any information in this prospectus, or in any related prospectus supplement, to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Commission. Information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the Commission, Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the Commission’s public reference room in Washington, D.C. can be obtained by calling the Commission at 1-800-SEC-0330. The Commission also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the Commission. The address of that website is http://www.sec.gov.

Our common stock is traded in the Nasdaq Global Market under the symbol “NYNY.” Our website is located at www.empireresorts.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.        Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the common stock being registered. All of the amounts shown are estimates except the Commission registration fee.

SEC Registration Fee	$1,600
Subscription Agent Fees and Expenses	15,000
Information Agent Fees and Expenses	15,000
Legal Fees and Expenses	100,000
Accounting Fees and Expenses	40,000
Costs of Printing	30,000
Standby Purchase Fee and Expenses	80,000
Miscellaneous Expenses	18,400

Total	$300,000

ITEM 14.        Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article V of the Registrant’s amended and restated bylaws and Article Sixth of our certificate of incorporation provide that the Registrant shall indemnify its directors and officers, and may indemnify its employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law and that the Registrant shall pay the expenses incurred in defending any proceeding in advance of its final disposition. However, the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon the receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides for such limitation of liability.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors, officers, employees and other agents against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

ITEM 15.        Recent Sales of Unregistered Securities.

None.

ITEM 16.        Exhibits and Financial Statement Schedules.

3.1	Amended and Restated Certificate of Incorporation, dated February 16, 2011. (1)

3.2	Second Amended and Restated By-Laws, as most recently amended on March 14, 2011. (2)

3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, dated December 13, 2011. (3)

4.1	Form of Common Stock Certificate (4).

4.2	Certificate of Designations, Preferences and Rights of Series B Preferred Stock dated July 31, 1996. (5)

4.3	Certificate of Designation setting forth the Preferences, Rights and Limitations of Series B Preferred Stock and Series C Preferred Stock, dated May 29, 1998. (6)

4.4	Certificate of Amendment to the Certificate of Designation setting forth the Preferences, Rights and Limitations of Series B Preferred Stock and Series C Preferred Stock, dated June 13, 2001. (7)

4.5	Certificate of Designations setting forth the Preferences, Rights and Limitations of Series D Preferred Stock, dated February 7, 2000. (8)

4.6	Certificate of the Designations, Powers, Preferences and Rights of the Series E Preferred Stock, dated December 10, 2002. (9)

4.7	Certificate of Amendment of Certificate of the Designations, Powers, Preferences and Other Rights and Qualifications of the Series E Preferred Stock, dated January 12, 2004. (10)

4.8	Certificate of Designations of Series A Junior Participating Preferred Stock, dated March 24, 2008. (11)

4.9	Certificate of Amendment to the Certificate of Designations of Series A Junior Participating Preferred Stock, dated August 19, 2009. (12)

4.10	Common Stock Purchase Warrant, dated May 11, 2010, by and between Empire Resorts, Inc. and Joseph Bernstein, to purchase 250,000 shares of Common Stock. (13)

4.11	Common Stock Purchase Warrant, dated May 11, 2010, by and between Empire Resorts, Inc. and Joseph Bernstein, to purchase 1,000,000 shares of Common Stock. (14)

5.1	Opinion of Ellenoff Grossman & Schole LLP.

10.1	Investment Agreement, dated as of August 19, 2009, by and between Empire Resorts, Inc. and Kien Huat Realty III Limited. (15)

10.2	Registration Rights Agreement, dated as of August 19, 2009, by and between Empire Resorts, Inc. and Kien Huat Realty III Limited. (16)

10.3	First Amendment and Clarification to the Investment Agreement dated as of September 30, 2009, between Empire Resorts, Inc. and Kien Huat Realty III Limited. (17)

10.4	Settlement Agreement and Release, dated as of May 11, 2010, by and among Empire Resorts, Inc., Kien Huat, Kok Thay Lim, Au Fook Yew, G. Michael Brown, and Joseph Bernstein. (18)

10.5	Settlement Agreement, dated as of September 23, 2010, by and among Empire Resorts, Inc., Alpha Monticello, Inc., Alpha Casino Management Inc., Monticello Raceway Management, Inc., Mohawk Management, LLC, Monticello Casino Management, LLC, Monticello Raceway Development Company, LLC, the Trustee and the holders of Senior Notes listed on Exhibit A attached thereto. (19)

10.6	Loan Agreement dated as of November 17, 2010 between Empire Resorts, Inc. and Kien Huat Realty III Limited. (20)

10.7	Amendment No. 1 to the Loan Agreement, dated August 8, 2012, by and between Empire Resorts, Inc. and Kien Huat Realty III Limited. (21)

10.8	Convertible Promissory Note issued on November 17, 2010 by Empire Resorts, Inc. in favor of Kien Huat Realty III Limited. (22)

10.9	Option Agreement, dated December 22, 2011, by and between Monticello Raceway Management, Inc. and EPT Concord II, LLC (23) *

10.10	Letter Agreement, dated March 30, 2012, by and between Monticello Raceway Management Inc. and EPT Concord II, LLC (24)

10.11	Letter Agreement, dated April 30, 2012, by and between Monticello Raceway Management Inc. and EPT Concord II, LLC (25)

10.12	Letter Agreement, dated May 30, 2012, by and between Monticello Raceway Management Inc. and EPT Concord II, LLC (26)

10.13	Letter Agreement, dated June 29, 2012, by and between Monticello Raceway Management Inc. and EPT Concord II, LLC (27)

10.14	Letter Agreement, dated September 28, 2012, by and between Monticello Raceway Management Inc. and EPT Concord II, LLC (28)

10.15	Letter Agreement, dated October 12, 2012, by and between Monticello Raceway Management Inc. and EPT Concord II, LLC (29)

10.16	Letter Agreement, dated October 31, 2012, by and between Monticello Raceway Management Inc. and EPT Concord II, LLC (30)

10.17	Letter Agreement, dated November 30, 2012, by and between Monticello Raceway Management Inc. and EPT Concord II, LLC (31)

10.18	Master Development Agreement, dated December 17, 2012, by and between Monticello Raceway Management Inc. and EPT Concord II, LLC * (42)

10.19	Empire Resorts, Inc. Amended and Restated 2005 Equity Incentive Plan (32)

10.20	Form of Option Award under the Empire Resorts, Inc. Amended and Restated 2005 Equity Incentive Plan (33)

10.21	Form of Restricted Stock Award under the Empire Resorts, Inc. Amended and Restated 2005 Equity Incentive Plan (34)

10.22	Employment Agreement, dated November 26, 2012, by and between Empire Resorts, Inc. and Joseph A. D’Amato (35)

10.23	Employment Agreement, dated August 17, 2012, by and between Empire Resorts, Inc. and Laurette J. Pitts (36)

10.24	Employment Agreement, dated December 7, 2012, by and between Empire Resorts, Inc. and Charles A. Degliomini (37)

10.25	Employment Agreement, dated August 22, 2012, by and between Empire Resorts, Inc. and Nanette L. Horner (38)

10.26	Form of Standby Purchase Agreement by and between Empire Resorts, Inc. and Kien Huat Realty III Limited (43)

14.1	Code of Business Conduct and Ethics. (39)

14.2	Code of Ethics for the Principal Executive Officer and Senior Financial Officer(s). (40)

21.1	List of Subsidiaries. (41)

23.1	Consent of Ellenoff Grossman & Schole LLP (contained in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Friedman LLP.

24.1	Power of Attorney (contained on Signature Page hereto)

99.1	Form of Subscription Certificate.

99.2	Notice of Guaranteed Delivery.

99.3	Letter to Stockholders who are Record Holders.

99.4	Letter to Stockholders who are Beneficial Holders.

99.5	Letter to Clients of Stockholders who are Beneficial Holders.

99.6	Nominee Holder Certification Form.

99.7	Beneficial Owner Election Form.

*	Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been filed separately with the SEC.

(1)	Incorporated by reference to Exhibit 3.1 of Empire Resorts, Inc.’s Current Report on Form 8-K (an “8-K”), filed with the Securities and Exchange Commission (the “Commission”) on February 16, 2011.
(2)	Incorporated by reference to Exhibit 3.2 to Empire Resort, Inc. Annual Report on Form 10-K (a “10-K”) for the year ended December 31, 2010, filed with the Commission on March 18, 2011.
(3)	Incorporated by reference to Exhibit 3.1 to Empire Resort, Inc.’s 8-K, filed with the Commission on December 13, 2011.
(4)	Incorporated by reference to Exhibit 4.1 to Empire Resorts, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011 (the “12/31/11 10-K”), filed with the Commission on March 18, 2012.
(5)	Incorporated by reference to Exhibit 4.2 to Empire Resorts, Inc.’s 10-K for the year ended December 31, 2003 (the “2003 10-K”), filed with the Commission on March 30, 2004.
(6)	Incorporated by reference to Exhibit 4.3 to the 2003 10-K.
(7)	Incorporated by reference to Exhibit 4.4 to the 2003 10-K.
(8)	Incorporated by reference to Exhibit 4 to Empire Resorts, Inc.’s 8-K, filed with the Commission on February 15, 2000.
(9)	Incorporated by reference to Exhibit 4.5 to the 2003 10-K.
(10)	Incorporated by reference to Exhibit 4.6 to the 2003 10-K.
(11)	Incorporated by reference to Exhibit 3.1 to Empire Resort, Inc.’s 8-K, filed with the Commission on March 24, 2008.
(12)	Incorporated by reference to Exhibit 4.1. to Empire Resorts, Inc.’s 8-K, filed with the Commission on August 19, 2009 (the “8/1909 8-K”).
(13)	Incorporated by reference to Exhibit 4.1 to Empire Resorts, Inc.’s Quarterly Report on Form 10-Q (a “10-Q”) for the quarter ended March 31, 2010 (the “3/31/10 10-Q”), filed with the Commission on May 17, 2010.
(14)	Incorporated by reference to Exhibit 4.2 to the 3/31/10 10-Q.
(15)	Incorporated by reference to Exhibit 10.1 of the 8/19/09 8-K.
(16)	Incorporated by reference to Exhibit 10.2 to the 8/19/09 8-K.
(17)	Incorporated by reference to Exhibit 10.1 to Empire Resorts, Inc.’s 8-K, filed with the Commission on October 5, 2009 (the “10/5/09 8-K”).
(18)	Incorporated by reference to Exhibit 10.1 to the 3/31/10 10-Q.

(19)	Incorporated by reference to Exhibit 10.1 to Empire Resorts, Inc.’s 8-K, filed with the Commission on September 24, 2010.
(20)	Incorporated by reference to Exhibit 4.2 to Empire Resorts, Inc.’s 8-K, filed with the Commission on November 19, 2010 (the “11/19/10 8-K”).
(21)	Incorporated by reference to Exhibit 10.4 to Empire Resorts, Inc.’s 10-Q for the fiscal period ended June 30, 2012, filed with the Commission on August 14, 2012.
(22)	Incorporated by reference to Exhibit 4.1 to the 11/19/10 8-K.
(23)	Incorporated by reference to Exhibit 10.14 to the 12/31/11 10-K.
(24)	Incorporated by reference to Exhibit 10.1 to Empire Resorts, Inc.’s 8-K, filed with the Commission on April 2, 2012.
(25)	Incorporated by reference to Exhibit 10.1 to Empire Resorts, Inc.’s 8-K, filed with the Commission on May 2, 2012.
(26)	Incorporated by reference to Exhibit 10.1 to Empire Resorts, Inc.’s 8-K, filed with the Commission on May 31, 2012.
(27)	Incorporated by reference to Exhibit 10.1 to Empire Resort, Inc.’s Current Report on Form 8-K, filed with the Commission on July 6, 2012.
(28)	Incorporated by reference to Exhibit 10.1 to Empire Resorts, Inc.’s 8-K, filed with the Commission on October 2, 2012.
(29)	Incorporated by reference to Exhibit 10.1 to Empire Resorts, Inc.’s 8-K, filed with the Commission on October 18, 2012.
(30)	Incorporated by reference to Exhibit 10.1 to Empire Resorts, Inc.’s 8-K filed with the Commission on November 6, 2012.
(31)	Incorporated by reference to Exhibit 10.1 to Empire Resorts, Inc.’s 8-K, filed with the Commission on December 3, 2012.
(32)	Incorporated by reference to Appendix B to Empire Resorts, Inc.’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 30, 2004.
(33)	Incorporated by reference to Exhibit 10.18 to the 12/31/11 10-K.
(34)	Incorporated by reference to Exhibit 10.17 to the 12/31/11 10-K.
(35)	Incorporated by reference to Exhibit 10.1 to Empire Resorts, Inc.’s 8-K, filed with the Commission on November 28, 2012.
(36)	Incorporated by reference to Exhibit 10.1 to Empire Resorts, Inc.’s 8-K filed with the Commission on August 23, 2012 (the “8/23/12 8-K”).
(37)	Incorporated by reference to Exhibit 10.1 to Empire Resorts, Inc.’s 8-K, filed with the commission on December 13, 2012.
(38)	Incorporated by reference to Exhibit 10.2 to the 8/23/12 8-K.
(39)	Incorporated by reference to Exhibit 14.1 to Empire Resorts, Inc.’s Current Report on Form 8-K/A, filed with the Commission on November 16, 2011 (the “11/16/11 8-K”).
(40)	Incorporated by reference to Exhibit 14.2 to the 11/16/11 8-K.
(41)	Incorporated by reference to Exhibit 21.1 of Empire Resorts, Inc.’s 10-K for the year ended December 31, 2010, filed with the Commission on March 18, 2011.
(42)	Incorporated by reference to Exhibit 10.18 of Empire Resorts, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.
(43)	Incorporated by reference to Exhibit 10.1 of Empire Resorts, Inc.’s Current Report on Form 8-K, filed with the Commission on April 12, 2013.

ITEM 17.        Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities to be offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which shall remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on April 25, 2013.

EMPIRE RESORTS, INC.

By:	*
Name: Joseph A. D’Amato
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

*	Chief Executive Officer and Director (Principal Executive Officer)	April 25, 2013
Joseph A. D’Amato

* Laurette J. Pitts	Senior Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial and Accounting Officer)	April 25, 2013

* Emanuel R. Pearlman	Chairman of the Board	April 25, 2013

* Au Fook Yew	Director	April 25, 2013

* James Simon	Director	April 25, 2013

* Nancy A. Palumbo	Director	April 25, 2013

* Gregg Polle	Director	April 25, 2013

*By:	/s/ Nanette L. Horner
Nanette L. Horner
As Attorney-in-Fact

Index to Exhibits

5.1	Opinion of Ellenoff Grossman & Schole LLP

23.1	Consent of Ellenoff Grossman & Schole LLP (contained in Exhibit 5.1).

23.2	Consent of Ernst & Young.

23.3	Consent of Friedman LLP.

99.1	Form of Subscription Certificate.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of Letter to holders from the Company.

99.4	Form of Letter to Nominee Holders whose Clients are Beneficial Holders.

99.5	Form of Letter to Clients of Nominee Holders.

99.6	Form of Nominee Holder Certification.

99.7	Form of Beneficial Owner Election.